Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVANT IMMUNOTHERAPEUTICS, INC.,

CALLISTO MERGER CORPORATION

AND

CELLDEX THERAPEUTICS, INC.

Dated as of October 19, 2007

i

2.20.	BOOKS AND RECORDS	22
2.21.	RESTRICTIONS ON BUSINESS ACTIVITIES	22
2.22.	REAL PROPERTY LEASES	22
2.23.	INSURANCE	23
2.24.	CERTAIN BUSINESS PRACTICES	24
2.25.	SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION	24
2.26.	GOVERNMENT CONTRACTS	24
2.27.	INTERESTED PARTY TRANSACTIONS	24
2.28.	PROXY STATEMENT; REGISTRATION STATEMENT	25
2.29.	STATE TAKEOVER LAWS	25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF AVANT AND MERGER SUB		25

3.1.	ORGANIZATION OF AVANT AND MERGER SUB	25
3.2.	OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES	26
3.3.	AVANT AND MERGER SUB CAPITAL STRUCTURE	26
3.4.	OBLIGATIONS WITH RESPECT TO CAPITAL STOCK	26
3.5.	AUTHORITY	27
3.6.	SEC REPORTS; AVANT FINANCIAL STATEMENTS	28
3.7.	ABSENCE OF CERTAIN CHANGES OR EVENTS	29
3.8.	TAXES	29
3.9.	BOARD APPROVAL	30
3.10.	VALID ISSUANCE	30
3.11.	VOTING REQUIREMENTS	30
3.12.	FAIRNESS OPINION	30
3.13.	INTELLECTUAL PROPERTY	31
3.14.	COMPLIANCE; PERMITS; RESTRICTIONS	32
3.15.	LITIGATION	35
3.16.	BROKERS’ AND FINDERS’ FEES	35
3.17.	EMPLOYEE BENEFIT PLANS	35
3.18.	ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT	37
3.19.	ENVIRONMENTAL MATTERS	37
3.20.	LABOR MATTERS	38
3.21.	AGREEMENTS, CONTRACTS AND COMMITMENTS	39
3.22.	SEVERANCE PAYMENTS	40
3.23.	RESTRICTIONS ON BUSINESS ACTIVITIES	40
3.24.	REAL PROPERTY LEASES	40
3.25.	INSURANCE	41
3.26.	CERTAIN BUSINESS PRACTICES	41
3.27.	SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION	42
3.28.	GOVERNMENT CONTRACTS	42
3.29.	INTERESTED PARTY TRANSACTIONS	42
3.30.	REGISTRATION STATEMENT; PROXY STATEMENT	42
3.31.	STATE TAKEOVER LAWS; AVANT RIGHTS AGREEMENT	43

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER		43

4.1.	CONDUCT OF BUSINESS BY CELLDEX	43
4.2.	CONDUCT OF BUSINESS BY AVANT AND MERGER SUB	45
4.3.	Celldex NON-SOLICITATION	49
4.4.	AVANT NON-SOLICITATION	51

ARTICLE V ADDITIONAL AGREEMENTS		51

5.1.	REGISTRATION STATEMENT; PROXY STATEMENT	51
5.2.	MEETING OF AVANT STOCKHOLDERS	52
5.3.	ACCESS TO INFORMATION; CONFIDENTIALITY	52
5.4.	CONSENTS; APPROVALS	53
5.5.	STOCK OPTIONS, RESTRICTED STOCK UNITS AND WARRANTS	55
5.6.	SECTION 16 MATTERS	56
5.7.	INDEMNIFICATION AND INSURANCE	56
5.8.	NOTIFICATION OF CERTAIN MATTERS	58
5.9.	FURTHER ACTION	58
5.10.	PUBLIC ANNOUNCEMENTS	58
5.11.	LISTING OF AVANT COMMON STOCK	59
5.12.	CONVEYANCE TAXES	59
5.13.	TAX-FREE REORGANIZATION	59
5.14.	BOARD OF DIRECTORS RESIGNATIONS	59
5.15.	EMPLOYMENT AND BENEFIT MATTERS	60
5.16.	LOCKUP AGREEMENTS	61
5.17.	TAKEOVER STATUTES	61
5.18.	OBLIGATIONS OF MERGER SUB	61
5.19.	STOCKHOLDER LITIGATION	61
5.20.	AFFILIATE LETTERS	61

ARTICLE VI CONDITIONS TO THE MERGER		62

6.1.	CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER	62
6.2.	ADDITIONAL CONDITIONS TO OBLIGATIONS OF AVANT AND AVANT MERGER SUB	63
6.3.	ADDITIONAL CONDITIONS TO OBLIGATIONS OF CELLDEX	63

ARTICLE VII TERMINATION		64

7.1.	TERMINATION	64
7.2.	NOTICE OF TERMINATION; EFFECT OF TERMINATION	65
7.3.	FEES AND EXPENSES	66

ARTICLE VIII GENERAL PROVISIONS		67

8.1.	EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS	67
8.2.	NOTICES	67
8.3.	CERTAIN DEFINITIONS	68
8.4.	AMENDMENT	71

8.5.	WAIVER	71
8.6.	HEADINGS	72
8.7.	SEVERABILITY	72
8.8.	ENTIRE AGREEMENT	72
8.9.	ASSIGNMENT	72
8.10.	PARTIES IN INTEREST	72
8.11.	FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE	72
8.12.	GOVERNING LAW	72
8.13.	OTHER REMEDIES; SPECIFIC PERFORMANCE	72
8.14.	COUNTERPARTS	73

Exhibits:

Exhibit A                Amended AVANT Rights Agreement

Exhibit B                Form of Lock-Up Agreement

Exhibit C                Form of Affiliate Letter

Disclosure Schedules:

Celldex Disclosure Schedule

AVANT Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 19, 2007 (the “Agreement”), among AVANT Immunotherapeutics, Inc., a Delaware corporation (“AVANT”), Callisto Merger Corporation, a Delaware corporation and wholly-owned subsidiary of AVANT (“Merger Sub”), Celldex Therapeutics, Inc., a Delaware corporation (“Celldex”).

RECITALS:

WHEREAS, the Boards of Directors of AVANT, Merger Sub and Celldex have each determined that it is advisable and in the best interests of their respective stockholders for such parties to enter into a business combination upon the terms and subject to the conditions set forth herein, pursuant to which Merger Sub will, in accordance with the Delaware General Corporation Law (“Delaware Law”) and subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Celldex (with Celldex surviving the Merger) and becoming a wholly-owned subsidiary of AVANT;

WHEREAS, pursuant to the Merger, AVANT will acquire all of the outstanding equity securities of Celldex by way of merger of Merger Sub with and into Celldex and AVANT will issue shares of AVANT Common Stock, par value $.001 per share (the “AVANT Common Stock”), to Celldex stockholders (and option holders) in consideration for the Merger;

WHEREAS, the parties desire to effect a reverse stock split of the AVANT Common Stock immediately prior to the issuance of AVANT Common Stock in connection with the consummation of the Merger;

WHEREAS, AVANT, Merger Sub and Celldex intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, AVANT, Merger Sub and Celldex desire to make certain representations and warranties and enter into other agreements in connection with the Merger and pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, AVANT, Merger Sub and Celldex hereby agree as follows:

ARTICLE I

THE MERGER

1.1.          THE MERGER. At the Effective Time (as defined in Section 1.3), and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into Celldex, the separate corporate existence of Merger Sub shall cease, and Celldex shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2.          CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two (2) Business Days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by the parties hereto (the “Closing” and the date of the Closing shall be referred to as the “Closing Date”).

1.3.          EFFECTIVE TIME. On the Closing Date, subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger), with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall be effective upon filing of such Certificate of Merger or such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the time of such filing being the “Effective Time” and the date on which the Effective Time occurs shall be the “Effective Date”).

1.4.          EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5.          SURVIVING CORPORATION CERTIFICATE OF INCORPORATION; BYLAWS.

(a)           Certificate of Incorporation. The Certificate of Incorporation of Celldex shall be amended and restated in its entirety as part of the Merger to be in the form of the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (with the name changed as mutually agreed upon), until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

(b)           Bylaws. The Bylaws of Celldex, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be in the form of the Bylaws of Merger Sub (with the names changed as mutually agreed upon), until thereafter amended as provided by Delaware Law, such Certificate of Incorporation and such Bylaws.

1.6.          DIRECTORS AND OFFICERS. The directors of the Surviving Corporation immediately following the Effective Time shall be fixed at two (2) and shall be Dr. Una Ryan and Anthony Marucci, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Surviving Corporation shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or Bylaws of the Surviving Corporation.

1.7.          CONVERSION OF MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and pursuant to the terms provided herein, and without any action on the part of Celldex, AVANT or Merger Sub, each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of common stock, par value $0.01, the Surviving Corporation and following the Effective Time, all such shares in the aggregate shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

1.8.          EFFECT ON CELLDEX CAPITAL STOCK. At the Effective Time, by virtue of the Merger and pursuant to the terms provided herein, and without any action on the part of AVANT, Celldex or the holders of any of the following securities except as provided herein:

(a)           Conversion of Celldex Shares. Each Share (as defined in Section 1.15) issued and outstanding immediately prior to the Effective Time (other than Shares subject to Section 1.8(b) below) shall be automatically converted into the right to receive that number of validly issued, fully paid and nonassessable shares of AVANT Common Stock equal to the quotient resulting from (x) the excess of (I) the product of (A) 1.380952 multiplied by (B) the sum of the total number of fully diluted shares of AVANT Common Stock outstanding as of the Effective Time (i.e., including shares issuable upon exercise of options, warrants or similar convertible securities other than those that terminate unexercised as of the Effective Time) plus the Options Pool Amount, less (II) the Additional Shares (as defined below) divided by (y) the total number of fully diluted Shares outstanding as of the Effective Time (i.e., including Shares issuable upon exercise of options, warrants or similar convertible securities (“Celldex Derivative Securities”) (such quotient, the “Exchange Ratio” and the shares issued thereby the “Merger Consideration”). The “Option Pool Amount” shall mean 12,314,500 shares of AVANT Common Stock as adjusted pursuant to Section 1.8(d) and shall represent the options to be issued after the Effective Time to certain employees of the Surviving Corporation.

(b)           Cancellation. Each Share held in the treasury of Celldex and each Share owned by AVANT or by Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(c)           Stock Options. All options to purchase Celldex Common Stock outstanding as of the Effective Time under Celldex’s 2005 Equity Incentive Plan (the “Celldex Stock Plan”) shall be assumed by AVANT in accordance with Section 5.5.

(d)           Adjustments. The Exchange Ratio and the Option Pool Amount shall be equitably adjusted to reflect fully the effect of any stock split, reverse split (including the Reverse Stock Split) (as defined in Section 1.16), stock dividend (including any dividend or distribution of securities convertible into AVANT Common Stock or Shares), reorganization, recapitalization or other like change with respect to AVANT Common Stock occurring after the date hereof and prior to the Effective Time.

(e)           Fractional Shares. No fraction of a share of AVANT Common Stock will be issued in the Merger, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of AVANT Common Stock (after aggregating all fractional shares of

AVANT Common Stock to be received by such holder) shall receive from AVANT an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of AVANT Common Stock on The NASDAQ Capital Market (the “NASDAQ”) over the ten (10) trading days ending on the second trading day prior to the Effective Time.

(f)            Limitations on Aggregate Share Issuance. Notwithstanding anything to the contrary contained in this Agreement, the aggregate number of shares of AVANT Common Stock issuable in the Merger (including those underlying Celldex Derivative Securities) shall in no event exceed fifty-eight percent (58%) of the outstanding shares of AVANT Common Stock (on a fully-diluted basis and including for these purposes, the Option Pool Amount as outstanding) immediately after the Effective Time. The Exchange Ratio shall be automatically adjusted to effect this limitation.

1.9.          EXCHANGE OF CERTIFICATES.

(a)           Exchange Agent. AVANT shall deposit, pursuant to an Exchange Agent Agreement in form and substance satisfactory to Celldex, with a bank or trust company designated by AVANT and reasonably acceptable to Celldex (the “Exchange Agent”), in trust for the benefit of the Celldex stockholders, for exchange in accordance with Section 1.8 and this Section 1.9, through the Exchange Agent, (i) certificates evidencing the AVANT Common Stock issuable pursuant to this Agreement in exchange for outstanding Shares, and (ii) an amount of cash sufficient to permit the Exchange Agent to make necessary payments of cash in lieu of fractional shares of AVANT Common Stock in accordance with Section 1.8(e).

(b)           Exchange Procedures. As soon as reasonably practicable after the Effective Time, AVANT will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as AVANT may reasonably specify after review by Celldex) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of AVANT Common Stock and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) certificates evidencing that number of whole shares of AVANT Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.9(c), and (C) cash in lieu of fractional shares of AVANT Common Stock to which such holder is entitled pursuant to Section 1.8(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which are not registered in the transfer records of Celldex as of the Effective Time, AVANT Common Stock and cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.9(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends in accordance with Section 1.9(c), if any, to evidence solely the right to receive the number of full shares of AVANT Common Stock into which such Shares shall have been so converted and the right to receive an amount in cash, without interest, in lieu of the issuance of any fractional shares in accordance with Section 1.8(e).

(c)           Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time, with respect to AVANT Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of AVANT Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of AVANT Common Stock.

(d)           Transfers of Ownership. If any certificate for shares of AVANT Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to AVANT or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of AVANT Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of AVANT or any agent designated by it that such tax has been paid or is not payable.

(e)           No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither AVANT nor Celldex shall be liable to any holder of Celldex Common Stock, Celldex Class A Common Stock, Celldex Derivative Securities or AVANT Common Stock at the Effective Time for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)            Withholding Rights. AVANT, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, such amounts as AVANT, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by AVANT, the Surviving Corporation or the Exchange Agent.

1.10.        STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Merger Sub and Celldex shall be closed, and there shall be no further registration of transfers of Merger Sub common stock or Shares thereafter on the records of Merger Sub or Celldex, respectively.

1.11.        NO FURTHER OWNERSHIP RIGHTS IN CELLDEX COMMON STOCK AND CELLDEX CLASS A COMMON STOCK. The portion of the Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.12.        LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of AVANT Common Stock as may be required pursuant to Section 1.8; provided, however, that AVANT may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AVANT, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.13.        TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.14.        BOARD OF DIRECTORS AND MANAGEMENT OF AVANT.

(a)           As of the Effective Time, the number of directors of AVANT shall be fixed at eight (8). As of the Effective Time, four (4) of the AVANT directors shall be Charles Schaller (who shall be Chairman of the Board), George Elston, Herbert Conrad and Raj Parekh (the “Celldex Designees”) and four (4) of the AVANT directors shall be Dr. Una Ryan, Harry Penner, Larry Ellberger and Karen Lipton (the “AVANT Designees”). Dr. Una Ryan shall be the Chief Executive Officer of AVANT.

(b)           Celldex and AVANT agree that in the event that any Celldex Designee is unable or otherwise fails to serve, for any reason, as a director of AVANT at the Effective Time, Celldex shall have the right to designate another individual to serve as a director of AVANT at the Effective Time in place of such Celldex Designee (or if a vacancy shall be deemed to have occurred in respect thereof, Celldex shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to AVANT. Celldex and AVANT shall each cause such designee of Celldex to be elected to the Board of Directors of AVANT at the Effective Time in place of such Celldex Designee.

(c)           Celldex and AVANT agree that in the event that any AVANT Designee is unable or otherwise fails to serve, for any reason, as a director of AVANT at the Effective Time, AVANT shall have the right to designate another individual to serve as a director of AVANT at the Effective Time in place of such AVANT Designee (or if a vacancy shall be deemed to have occurred in respect thereof, AVANT shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Celldex. Celldex and AVANT shall each cause such designee of AVANT to be elected to the Board of Directors of AVANT at the Effective Time in place of such AVANT Designee.

1.15.        SHARES. When used in this Agreement, the term “Shares” shall mean the Celldex Common Stock and Celldex Class A Common Stock on the following basis: (i) with respect to the Celldex Common Stock, one Share shall represent one share of Celldex Common Stock and (ii) with respect to the Celldex Class A Common Stock, one Share shall represent one (1) share of Celldex Common Stock.

1.16.        REVERSE STOCK SPLIT. Prior to the Effective Time, AVANT shall amend its Certificate of Incorporation to (i) increase the authorized shares of capital stock of AVANT (the “Authorized Share Increase”) to three hundred million (300,000,000) and (ii) effect a reverse stock split (the “Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Authorized Share Increase and the Reverse Stock Split. The size of the Reverse Stock Split will be mutually agreed upon by Celldex and AVANT.

1.17.        AVANT EMPLOYEE STOCK PURCHASE PLAN. AVANT shall take all actions necessary to suspend AVANT 2004 Employee Stock Purchase Plan, as amended and/or modified (the “AVANT ESPP”) at the end of the current “Offering” (as such term is defined in the AVANT ESPP), which is scheduled to end on December 31, 2007 (the “ESPP Date”), until the Closing Date. As of the ESPP Date, no new offering or purchasing periods shall be commenced until after the Closing Date. In addition, AVANT shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and (to the extent possible under the ESPP) existing participation levels until after the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CELLDEX

Celldex, hereby represents and warrants to AVANT and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Celldex to AVANT (the “Celldex Disclosure Schedule”). The Celldex Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II; any information set forth in a particular section or subsection of the Celldex Disclosure Schedule shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent. For purposes of this Agreement, the phrase “to the knowledge of Celldex” or “its subsidiaries” or any phrase of similar import shall mean and be limited to the actual knowledge of the individuals set forth on Section 2.0 of the Celldex Disclosure Schedule.

2.1.          ORGANIZATION OF CELLDEX. Celldex and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would, individually or in the aggregate, have or be reasonably likely to have a Celldex Material Adverse Effect. Celldex has delivered or made available a true and correct copy of its and its subsidiaries’ Certificates of Incorporation and Bylaws, each as amended to date, to AVANT. Section 2.1 of the Celldex Disclosure Schedule lists each subsidiary of Celldex, including its jurisdiction of incorporation.

2.2.          CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Celldex consists of 50,000,000 shares of Common Stock, par value $.01 per share (the “Celldex Common Stock”), of which 13,300,000 shares are issued and outstanding, and 6,800,000 shares of Class A Common Stock, par value $.01 per share, of which 6,800,000 are issued and outstanding and such shares are convertible on an one (1) share for one (1) share basis into 6,800,000 shares of Celldex Common Stock (the “Celldex Class A Common Stock”). No shares of capital stock are held in Celldex’s treasury. All outstanding shares of Celldex Common Stock and Celldex Class A Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Celldex or any agreement or document to which Celldex or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound, and were issued in compliance with all applicable federal and state securities laws. As of the date of the execution of this Agreement, Celldex has reserved an aggregate of 3,500,000 shares of Celldex Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Celldex 2005 Equity Incentive Plan, under which options are outstanding for an aggregate of 2,132,333 shares.  All shares of Celldex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.  The Board of Directors of Celldex has authorized Celldex to agree with each optionholder who is an employee or non-employee director to terminate his or her existing stock option grant, and to grant new options to such persons, such that up to 3,500,000 Celldex options will be outstanding as of the Closing. All shares of Celldex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.  Section 2.2 of the Celldex Disclosure Schedule lists each holder of Celldex Common Stock and Celldex Class A Common Stock, each outstanding option and warrant to acquire shares of Celldex Common Stock or Celldex Class A Common Stock, as applicable, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any.

2.3.          OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 2.2 of the Celldex Disclosure Schedule and except for the convertibility of the Celldex Class A Common Stock into Celldex Common Stock, there are no equity securities of any class of Celldex, or any securities exchangeable or convertible into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 of the Celldex Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Celldex or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound obligating Celldex or its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of Celldex or its subsidiaries or obligating Celldex or its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.2 of the Celldex Disclosure Schedule, there are no registration rights and, to the knowledge of Celldex and its subsidiaries, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Celldex or its subsidiaries.

2.4.          AUTHORITY.

(a)           Celldex has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Celldex, subject only to the approval and adoption of this Agreement by the stockholders of Celldex and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Celldex and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Celldex, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement does not, and the performance of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Celldex, (ii) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Celldex or its subsidiaries or by which its or its subsidiaries’ properties are bound or affected, or (iii) except as would not reasonably be expected to have a Celldex Material Adverse Effect and subject to obtaining the consents set forth in Section 2.4 of the Celldex Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Celldex’s or its subsidiaries’ rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Celldex or its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Celldex or any of its subsidiaries is a party or by which Celldex or its subsidiaries or its or its subsidiaries’ properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Celldex Material Adverse Effect. Section 2.4 of the Celldex Disclosure Schedule lists all material consents, waivers and approvals under any of Celldex’s or its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(b)           No consent, approval, license, permit, registration, waiver, qualification, order or authorization, or registration, declaration or filing, with or of, as appropriate (“Approval”) of (i) any person or (ii) any Governmental Authority (as defined in Section 5.4 hereof) is required by or with respect to Celldex or its subsidiaries in connection with the execution and delivery of this

Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such Approvals as may be required under applicable federal and state antitrust and securities laws and the laws of any foreign country and (iii) such other Approvals which, if not obtained or made, would not have a Celldex Material Adverse Effect.

2.5.          CELLDEX FINANCIAL STATEMENTS.

(a)           The audited consolidated financial statements (including any related notes thereto) of Celldex and its subsidiaries as of December 31,  2006 (collectively, the “Celldex Financials”) (x) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (y) fairly presented the financial position of Celldex as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. The balance sheet of Celldex as of December 31, 2006 is hereinafter referred to as the “Celldex Balance Sheet.” Except as disclosed in the Celldex Financials, Celldex and its subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP or in the related notes to the consolidated financial statements that, individually or in the aggregate, have had or would reasonably be expected to have a Celldex Material Adverse Effect, except liabilities (i) provided for in the Celldex Balance Sheet, (ii) incurred since the date of the Celldex Balance Sheet in the ordinary course of business consistent with past practice in both type and amount or (iii) disclosed on the Celldex Disclosure Schedule.

(b)           Celldex has designed and maintains adequate disclosure controls and procedures to ensure that material information relating to Celldex, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Celldex by others within those entities. To Celldex’s knowledge, there are no (i) material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Celldex’s ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Celldex’s internal controls over financial reporting.

(c)           Celldex maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.6.          ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Section 2.6 to the Celldex Disclosure Schedule, since the date of the Celldex Balance Sheet through the date of this Agreement, Celldex and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been:

(i) any event that has had, or that would be reasonably expected to result in, a Celldex Material Adverse Effect, (ii) any material change by Celldex or any of its subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in GAAP,  (iii) any revaluation or disposition by Celldex or its subsidiaries of any of its assets having a Celldex Material Adverse Effect or (iv) any action taken or committed to be taken by Celldex or any of its subsidiaries that if taken after the date hereof would have required the consent of AVANT pursuant to Section 4.1.

2.7.          TAXES. Celldex and its subsidiaries have prepared and timely filed or had prepared and timely filed on their behalf, all returns, declarations, reports, statements, information returns, claims for refund, and other documents filed or required to be filed, including any schedule or attachment thereto, and including any amendment thereof (“Celldex Tax Returns”) with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, stamp, windfall profits, environmental, customs, capital stock, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person, including under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to Celldex or its subsidiaries or to their operations (“Celldex Taxes”). All Celldex Tax Returns disclose all Celldex Taxes required to be paid for periods covered thereby. Copies of all Celldex Tax Returns filed after January 1, 2004 relating to Federal, state and local taxes have been delivered to AVANT.

In addition:

(a)           Celldex and its subsidiaries:  (i) have paid all Celldex Taxes they are obligated to pay whether or not reflected on any Celldex Tax Return; and (ii) have withheld and paid all federal, state, local and foreign taxes required to be withheld and paid in connection with amounts paid to their employees or to any other third party.

(b)           There is no deficiency for Celldex Taxes outstanding, proposed in writing or assessed against Celldex and its subsidiaries that is not accurately reflected as a liability on the Celldex Balance Sheet, nor have Celldex or its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Celldex Taxes.

(c)           Celldex and its subsidiaries do not have any liability for unpaid Celldex Taxes that has not been properly accrued for under GAAP and reserved for on the Celldex Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(d)           Except as provided in Section 2.7(d) of the Celldex Disclosure Schedules, Celldex and its subsidiaries are not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would result in the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state, local or foreign tax laws).

(e)           Celldex and its subsidiaries are not, nor have ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement. Neither Celldex nor any of its subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Celldex).

(f)            Neither Celldex nor any of its subsidiaries has participated in a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

2.8.          VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of the outstanding common stock of Celldex Common Stock and a majority of the outstanding Celldex Class A Common Stock are required to adopt this Agreement and approve the Merger.

2.9.          FAIRNESS OPINION. The Board of Directors of Celldex has received the written opinion of Brean Murray, Carret & Co., LLC, financial advisor to Celldex, dated the date of this Agreement, to the effect that the consideration to be paid by AVANT in the Merger is fair to Celldex and its stockholders from a financial point of view.

2.10.        INTELLECTUAL PROPERTY.

(a)           “Celldex IP Rights” means all patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, and other intellectual property and proprietary rights worldwide (including, but not limited to, any registrations and applications with respect to any of the foregoing) that are owned by, licensed to, or used by Celldex or any of its subsidiaries. Listed on Section 2.10 of the Celldex Disclosure Schedule are:  (i) all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names owned  by Celldex or any of its subsidiaries that are included in the Celldex IP Rights (the “Celldex Owned IP”); and (ii) all Celldex IP Rights Agreements (as defined below) pursuant to which Celldex or any of its subsidiaries grants to any third party, or is granted by any third party, any exclusive license or other exclusive right with respect to any Celldex IP Rights, or that otherwise is material to the business of Celldex or any of its subsidiaries.  Except as set forth on Section 2.10 of the Celldex Disclosure Schedule, Celldex or its subsidiaries are the sole owners of all of the Celldex Owned IP. Celldex owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, domain names and trade secrets and (ii) the knowledge of Celldex and its subsidiaries, all patents and patent applications, as are necessary to the conduct of Celldex’s and its subsidiaries’ respective businesses as presently conducted, without infringing, misappropriating or violating the intellectual property rights of others, except for any failure to own or so possess that would not reasonably be expected to have a Celldex Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Celldex IP Rights, including, but not limited to, any instrument or agreement pursuant to which Celldex in-licenses or out-licenses any of the Celldex IP Rights (the “Celldex IP Rights Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Celldex IP Rights or impair the right of Celldex, its subsidiaries or the Surviving Corporation to use, sell or license any Celldex IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Celldex Material Adverse Effect. Each of the Celldex IP Rights Agreements is valid and binding on Celldex or its subsidiaries and in full force and effect. Celldex and its subsidiaries have not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived. Celldex and its subsidiaries, and to the knowledge of Celldex and its subsidiaries, any other party to such agreement, is not in breach or default thereof in any material respect.

(c)           (i) Neither the manufacture, marketing, license, sale nor intended use of any product or technology currently licensed or sold or under development by Celldex or its subsidiaries violates any license or agreement between Celldex or its subsidiaries and any third party or, to the knowledge of Celldex and its subsidiaries, infringes, misappropriates, or violates any patent rights, trade secrets or other intellectual property rights of any other party; (ii) to the knowledge of Celldex and its subsidiaries, no third party is infringing upon, misappropriating, or violating any license or agreement with Celldex or its subsidiaries relating to, any Celldex IP Rights; and (iii) to the knowledge of Celldex and its subsidiaries, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Celldex IP Rights, nor has Celldex  or any of its subsidiaries received any written notice asserting that any Celldex IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(d)           Celldex and its subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into commercially reasonable licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential and have otherwise taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Celldex IP Rights.

2.11.        COMPLIANCE; PERMITS; RESTRICTIONS.

(a)           Celldex and its subsidiaries are not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to them or by which their properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Celldex or any of its subsidiaries is a party or by which Celldex or any of its subsidiaries or their properties are bound or affected, except for any conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Celldex Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Celldex and its subsidiaries, threatened against Celldex or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Celldex or its subsidiaries an intention to conduct the same.

(b)           Celldex and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Celldex and its subsidiaries (collectively, the “Celldex Permits”). Celldex and its subsidiaries are in compliance with the terms of the Celldex Permits, except where the failure to so comply would not reasonably be expected to have a Celldex Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Celldex and its subsidiaries, threatened, which seeks to revoke or limit any Celldex Permit. A true, complete and correct list of the material Celldex Permits is set forth in Section 2.11(b) of the Celldex Disclosure Schedule. The rights and benefits of each material Celldex Permit will be available to the Surviving Corporation or its subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by Celldex and its subsidiaries immediately prior to the Effective Time.

(c)           All biological and drug products being manufactured, distributed, developed or tested by or on behalf of Celldex or its subsidiaries (“Celldex Products”) that are subject to the jurisdiction of the Food and Drug Administration (“FDA”) are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), their applicable implementing regulations, and all comparable federal and state laws and regulations including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, promotional activities, record keeping, filing of reports and security.

(d)           All clinical trials conducted by or on behalf of Celldex or its subsidiaries are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

(e)           All manufacturing operations for Celldex Products conducted by or for the benefit of Celldex or its subsidiaries are being conducted in accordance, in all material respects, with the FDA’s current Good Manufacturing Practices for drug and biological products. In addition, Celldex and its subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

(f)            Neither Celldex or its subsidiaries, nor any representative of Celldex or its subsidiaries, nor, to the knowledge of Celldex or its subsidiaries, any of Celldex’s or its subsidiaries’ licensees or assignees of Celldex IP Rights has received any notice that the FDA or any other Governmental Authority has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Celldex or its subsidiaries or otherwise restrict the preclinical research on or clinical study of any Celldex Product or any biological or drug product being developed by any licensee or assignee of Celldex IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Celldex Product, except for such terminations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a Celldex Material Adverse Effect.

(g)           Neither Celldex or its subsidiaries nor, to the knowledge of Celldex or its subsidiaries, any of their officers, key employees (as set forth on Section 2.17(a) of the Celldex Disclosure Schedule), agents or clinical investigators acting for Celldex or its subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof. To the knowledge of Celldex, Celldex and its subsidiaries are not, and have not been, in material violation of the Federal Anti-Kickback Act, any Federal conspiracy statutes, the Prescription Drug Marketing Act (“PDMA”), Federal False Claims Act, Federal Stark Law or any other federal, foreign or state statute related to sales and marketing practices of pharmaceutical manufacturers and others involved in the purchase and sale of pharmaceutical products. Additionally, neither Celldex or its subsidiaries, nor to the knowledge of Celldex or its subsidiaries, any officer, key employee or agent of Celldex or its subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(h)           All human clinical trials, animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Celldex Products (1) either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58 and (2) have employed the experimental protocols, procedures and controls generally used by qualified experts in human, animal or preclinical study of products comparable to those being developed by Celldex or its subsidiaries.

(i)            Celldex and its subsidiaries have made available to AVANT copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, which indicate or suggest lack of compliance with the regulatory requirements of the FDA. Celldex and its subsidiaries have made available to AVANT for review all correspondence to or from the FDA, FDCA and PHSA, including minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, FDCA or PHSA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, FDCA or PHSA, or prepared by the FDA, FDCA and PHSA or which bear in any way on Celldex’s and its subsidiaries’ compliance with regulatory requirements of the FDA, FDCA and PHSA, or on the likelihood of timing of approval of any Celldex Products, including, but not limited to, copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all FDA 483s and other audit reports performed during the last three years, and (iii) any document concerning any significant oral or written communication received from the FDA and comparable foreign governmental entities in the last three years. Neither Celldex nor any agent or representative of Celldex has received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials conducted by or on behalf of Celldex or in which Celldex has participated, except for such terminations, suspensions or modifications which, individually or in the aggregate, would not reasonably be expected to have a Celldex Material Adverse Effect.

(j)            To the knowledge of Celldex, Celldex and its subsidiaries comply in all material respects with and maintain, and have continuously complied with and maintained systems and programs to ensure compliance with, all requirements of the FDCA, PHSA, PDMA and regulations issued thereunder, and similar or related foreign or domestic laws and regulations, pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilence and conflict of interest including, but not limited to, Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements.

(k)           To the knowledge of Celldex, Celldex and its subsidiaries have complied in all material respects with their respective obligations to report accurate pricing information for their pharmaceutical products to the government and to pricing services relied upon by governmental entities and other payors for pharmaceutical products, including without limitation their obligation to report accurate “Average Sales Prices” under the Medicare Modernization Act of 2003 and their obligation to charge accurate federal Ceiling Prices to purchases entitled to those.

(l)            To the knowledge of Celldex, neither Celldex nor any of its subsidiaries has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by Celldex or any of its subsidiaries.

(m)          To the knowledge of Celldex, Celldex and its subsidiaries have complied in all material respects and continue to comply in all material respects with the applicable administration simplification regulations published pursuant to the Health Insurance Portability and Accountability Act of 1996, including without limitation regulations governing the privacy and security of health information and the conduct of certain electronic transactions (collectively the “HIPAA Regulations”). To the knowledge of Celldex, there are no complaints or allegations against Celldex or any of its subsidiaries of any violations of the HIPAA Regulations, whether by a governmental entity, a patient, a plan member, a current or former employee or volunteer or any other person.

(n)           To the knowledge of Celldex, Celldex and its subsidiaries have complied in all material respects with all export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control laws, including those administered by the U.S. Department of the Treasury.

(o)           There are no proceedings pending with respect to a violation by Celldex or its subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Authority.

2.12.        LITIGATION. Except as set forth on Section 2.12 of the Celldex Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Celldex or its subsidiaries have received any written notice of assertion, nor, to the knowledge of Celldex or its subsidiaries, is there any threatened action, suit, proceeding, claim for arbitration or investigation against Celldex or its subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Celldex Material Adverse Effect. There are no product liability claims pending against Celldex.

2.13.        BROKERS’ AND FINDERS’ FEES. Other than Brean Murray, Carret & Co., LLC, Celldex and its subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.14.        EMPLOYEE BENEFIT PLANS.

(a)           Section 2.14(a) of the Celldex Disclosure Schedule lists all written and describes all material unwritten employee benefit plans (as defined in Section 3.3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director (or their dependents) of Celldex, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Celldex within the meaning of Section 414 of the Code (a “Celldex ERISA Affiliate”), (collectively, the “Celldex Employee Plans”).

(b)           With respect to each Celldex Employee Plan, Celldex has provided to AVANT a true and complete copy of, to the extent applicable, (i) such Celldex Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the United States Internal Revenue Service (the “IRS”), (iii) each trust agreement related to such Celldex Employee Plan, (iv) the most recent summary plan description for each Celldex Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto and (v) the most recent IRS determination or opinion letter issued with respect to any Celldex Employee Plan.

(c)           There are (i) no actions, claims or proceedings pending (other than routine claims for benefits in the ordinary course), or to the knowledge of Celldex threatened, with respect to any Celldex Employee Plan or the assets of any Celldex Employee Plan, (ii) no existing facts or circumstances that would reasonably be expected to give rise to any such actions, claims or proceedings, (iii) no administrative investigations, audits or other administrative proceedings by the U.S. Department of Labor (“DOL”), the IRS or other Governmental Authority, including any voluntary compliance submissions through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, pending, in progress or, to the knowledge of Celldex, threatened, and (iv) no current, or to the knowledge of Celldex threatened, encumbrances or liens on the assets of any Celldex Employee Plan. With respect to each Celldex Employee Plan, all reporting and disclosure requirements have been complied with in all material respects, all returns have been timely filed and each Celldex Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that such Celldex Employee Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable laws. Each Celldex Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

(d)           No Celldex Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither Celldex nor any Celldex ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No Celldex Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither Celldex nor any Celldex ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Celldex Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

(e)           With respect to the employees and former employees of Celldex, there are no employee post-retirement medical or health plans or agreements in effect, except as required by Section 4980B of the Code or similar state law.

(f)            Based on Celldex’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any Celldex Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the Notices issued by the IRS thereunder).

(g)           All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Celldex Employee Plan, and in accordance with applicable law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on the Celldex’s financial statements in accordance with GAAP.

(h)           Except as set forth in Section 2.14(h) of the Celldex Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Celldex employee, (ii) increase any benefits otherwise payable under any Celldex Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and except as set forth in Section 2.14(h) of the Celldex Disclosure

Schedule no such payment or benefit will be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code. Except as set forth in Section 2.14(h) of the Celldex Disclosure Schedule, neither Celldex nor any of its subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(i)            No Celldex Employee Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

2.15.        ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT. Celldex and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, necessary for use in their business, free and clear of any liens or encumbrances except as reflected in the Celldex Financials and except for (a) liens for taxes not yet due and payable; (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the ordinary course of Celldex’s or its subsidiaries’ business; (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and (d) liens arising solely by the action of AVANT (collectively, “Permitted Liens”). Each of the material tangible assets is in a good state of maintenance and repair, and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

2.16.        ENVIRONMENTAL MATTERS.

(a)           Hazardous Material. Except as would not reasonably be expected to have a Celldex Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Authority (as defined in Section 5.4) or by applicable federal, state or local law, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the deliberate actions of Celldex or its subsidiaries, or, to Celldex’s and its subsidiaries’ knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Celldex or any of its subsidiaries have at any time owned, operated, occupied or leased, other than those Hazardous Materials used in the ordinary course of Celldex’s business consistent with past practice.

(b)           Hazardous Material Activities. Except as would not reasonably be expected to have a Celldex Material Adverse Effect, Celldex and its subsidiaries have not transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law in effect on or before the date hereof, nor has Celldex or its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Material Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Permits. Celldex and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Celldex Environmental Permits”) necessary for the conduct of Celldex’s and its subsidiaries’ Hazardous Material Activities and other businesses of Celldex and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have a Celldex Material Adverse Effect.

(d)           Environmental Liabilities. Except as would not reasonably be expected to have a Celldex Material Adverse Effect, no material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Celldex or its subsidiaries, threatened concerning any Celldex Environmental Permit, Hazardous Material or any Hazardous Material Activity of Celldex or its subsidiaries.

2.17.        LABOR MATTERS.

(a)           Section 2.17(a) of the Celldex Disclosure Schedule sets forth a true, complete and correct list of all key employees and employees of Celldex and its subsidiaries along with their position, actual annual rate of compensation. All employees have entered into nondisclosure and assignment of inventions agreements with Celldex or its subsidiaries, true, complete and correct copies of which have previously been made available to AVANT. To the knowledge of Celldex and its subsidiaries, no employee of Celldex or its subsidiaries is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to Celldex or its subsidiaries, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by Celldex or its subsidiaries or to the use of trade secrets or proprietary information of others. No key employee or group of employees has threatened to terminate employment with Celldex or its subsidiaries nor, to the knowledge of Celldex or its subsidiaries (which, for purposes of this representation only, shall mean actual knowledge), has plans to terminate such employment.

(b)           Neither Celldex or any of its subsidiaries are parties to or bound by any collective bargaining agreement, nor is any such collective bargaining agreement being negotiated. Celldex has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, and to the knowledge of Celldex, none are threatened.

(c)           To Celldex’s knowledge, Celldex and its subsidiaries (i) have no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety law.

(d)           Neither Celldex nor any of its subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local law, which remains unsatisfied.

(e)           Celldex and each of its affiliates are in compliance in all material respects with all applicable federal, state, local and foreign laws concerning the employer-employee relationship, including applicable wage and hour laws, fair employment laws, safety laws, workers’ compensation statutes, unemployment laws and social security laws. Except as described in Section 2.17(e) of the Celldex Disclosure Schedule, with respect to Celldex and any of its subsidiaries, there are no pending or, to the knowledge of Celldex, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran status, marital status, or any other recognized class, status or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation, or (vi) immigration or any other claims under state or federal labor law.

(f)            Except as disclosed in Section 2.17(f) of the Celldex Disclosure Schedule, neither Celldex nor any of its subsidiaries are parties to any written or oral agreement with any current or former employee of Celldex or its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum.

2.18.        AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as described in Section 2.18 of the Celldex Disclosure Schedule, Celldex and its subsidiaries are not parties to or bound by:

(a)           any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Celldex or its subsidiaries and any of their officers or directors;

(b)           any agreement, contract or commitment containing any covenant limiting the freedom of Celldex or its subsidiaries to engage in any line of business or compete with any person;

(c)           any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

(d)           any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(e)           any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000;

(f)            any joint marketing or development agreement;

(g)           any distribution agreement (identifying any that contain exclusivity provisions);

(h)           any plan or agreement pursuant to which all material amounts may become payable (whether currently or in the future) to current or formed officers and directors of Celldex and its subsidiaries as a result of or in connection with the Merger; or

(i)            any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by Celldex or its subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

Celldex and its subsidiaries have not, nor to Celldex’s or its subsidiaries’ knowledge has any other party to a Celldex Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of, or terminated any of the agreements, contracts or commitments to which Celldex or its subsidiaries are a party or by which they are bound of the type described in clauses (a) through (i) above (any such agreement, contract or commitment, a “Celldex Contract”) in such manner as would permit any other party to cancel or terminate any such Celldex Contract, or would permit any other party to seek damages which would reasonably be expected to have a Celldex Material Adverse Effect. As to Celldex and its subsidiaries, each Celldex Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.19.        BOARD AND STOCKHOLDER APPROVAL. The Board of Directors of Celldex has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Celldex, and (ii) has recommended that the stockholders of Celldex approve and adopt this Agreement (the “Celldex Board Recommendation”). Promptly (but in any event within one (1) day following the execution of this Agreement), the stockholders of Celldex shall have approved and adopted this Agreement by the requisite vote and delivered evidence thereof to AVANT.

2.20.        BOOKS AND RECORDS. The minute books of Celldex and its subsidiaries made available to counsel for AVANT are the only minute books of Celldex and its subsidiaries. The books and records of Celldex and its subsidiaries accurately reflect in all material respects the assets, liabilities and results of operations of Celldex and its subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

2.21.        RESTRICTIONS ON BUSINESS ACTIVITIES. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to Celldex or its subsidiaries which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice of Celldex or its subsidiaries; or (ii) any acquisition of any person or property by Celldex or its subsidiaries.

2.22.        REAL PROPERTY LEASES. Section 2.22 of the Celldex Disclosure Schedule sets forth all real property leases or subleases to or by Celldex or its subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it. Celldex has delivered to AVANT true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.22 of the Celldex Disclosure Schedule. With respect to each lease and sublease listed in Section 2.22 of the Celldex Disclosure Schedule:

(a)           As to Celldex or its subsidiaries, each lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(b)           Neither Celldex nor any of its subsidiaries is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Celldex or its subsidiaries, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Celldex or its subsidiaries or, to the knowledge of Celldex and its subsidiaries, any other party under such lease or sublease, except as would not reasonably be expected to have a Celldex Material Adverse Effect;

(c)           Neither Celldex nor any of its subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

(d)           there are no liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for Permitted Liens.

2.23.        INSURANCE.

(a)           Section 2.23(a) of the Celldex Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Celldex or its subsidiaries are a party (the “Insurance Policies”). The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as Celldex or its subsidiaries would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and Celldex and its subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to AVANT.

(b)           There are no material claims pending under any Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and neither Celldex or any of its subsidiaries have been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Celldex or its subsidiaries received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

(c)           Celldex has made available to AVANT accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Celldex as of the date of this Agreement.

2.24.        CERTAIN BUSINESS PRACTICES. Neither Celldex or its subsidiaries nor, to the knowledge of Celldex or its subsidiaries, any director, officer, employee or agent of Celldex or its subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

2.25.        SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION.

(a)           Section 2.25(a) of the Celldex Disclosure Schedule sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to Celldex or its subsidiaries. Since the Celldex Balance Sheet Date, there has not been: (A) any materially adverse change in the business relationship of Celldex or its subsidiaries with any supplier or manufacturer named in Section 2.25(a) of the Celldex Disclosure Schedule; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in Section 2.25(a) of the Celldex Disclosure Schedule.

(b)           Prior to the date of this Agreement, neither Celldex nor any of its subsidiaries has received any written notice of any plan or intention of Celldex’s or its subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with Celldex or any of its subsidiaries. Without limiting the generality of the foregoing, Celldex has not received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

(c)           To the knowledge of Celldex and its subsidiaries, no creditor, supplier, employee, client, customer or other person having a material business relationship with Celldex or its subsidiaries has informed Celldex or its subsidiaries in writing that such person intends to materially change its relationship with Celldex or its subsidiaries because of the transactions contemplated by this Agreement or otherwise.

2.26.        GOVERNMENT CONTRACTS. Celldex and its subsidiaries have not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Celldex or its subsidiaries.

2.27.        INTERESTED PARTY TRANSACTIONS. As of the date hereof, no affiliate of Celldex or its subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Celldex or its subsidiaries, (b) has any claim or cause of action against Celldex or its subsidiaries, or (c) owes any money to, or is owed any money by, Celldex or its subsidiaries. Section 2.27 of the Celldex Disclosure Schedule describes any material transactions or relationships between Celldex and its subsidiaries and any affiliate thereof that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

2.28.        PROXY STATEMENT; REGISTRATION STATEMENT. The information to be supplied by or on behalf of Celldex for inclusion or incorporation by reference in the proxy statement (the “Proxy Statement”) included in the AVANT Registration Statement (as defined in Section 3.30) shall not, on the date the AVANT Registration Statement is first mailed to AVANT’s stockholders, and at the time of the meeting of AVANT’s stockholders to vote on the approval of the Merger by AVANT’s stockholders as contemplated in Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law (the “AVANT Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the AVANT Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Celldex, its subsidiaries or any of their affiliates, officers or directors should be discovered by Celldex or its subsidiaries which should be set forth in a supplement to the AVANT Registration Statement, Celldex shall promptly inform AVANT of such event. The AVANT Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act (as defined in Section 3.6(a)) and the rules and regulations thereunder. Notwithstanding the foregoing, Celldex makes  no representation or warranty with respect to any information supplied by AVANT which is contained in any of the foregoing documents.

2.29.        STATE TAKEOVER LAWS. Celldex has taken all action necessary to exempt this Agreement and other transaction documents and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and accordingly, such Section 203 does not apply to any such transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AVANT AND MERGER SUB

AVANT (which for the purpose of this Article III shall include all subsidiaries of AVANT) and Merger Sub hereby jointly and severally represent and warrant to Celldex as follows, except as set forth in the written disclosure schedule delivered by AVANT to Celldex (the “AVANT Disclosure Schedule”). The AVANT Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III; any information set forth in a particular section or subsection of the AVANT Disclosure Schedule shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent. For purposes of this Agreement, the phrase “to the knowledge of AVANT” or any phrase of similar import shall mean and be limited to the actual knowledge of the individuals set forth on Section 3.0 of the AVANT Disclosure Schedule.

3.1.          ORGANIZATION OF AVANT AND MERGER SUB. Each of AVANT and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (c) is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would, individually or in the aggregate, have or be reasonably likely to have an AVANT Material Adverse Effect. Each of AVANT and Merger Sub has delivered or made available a true and correct copy of its respective Certificate of Incorporation and Bylaws, each as amended to date, as applicable, to Celldex. Section 3.1 of the AVANT Disclosure Schedule sets forth a true and correct list of AVANT’s subsidiaries.

3.2.                              OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. Merger Sub is a direct, wholly-owned subsidiary of AVANT and at the Effective Time will cease to exist pursuant to Section 1.1. Merger Sub was formed in connection with the transactions contemplated by this Agreement and has engaged in no business activity other than in connection with the transactions contemplated by this Agreement.

3.3.                              AVANT AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of AVANT consists of 100,000,000 shares of AVANT Common Stock, of which there were 74,408,385 shares issued and 74,188,066 shares outstanding, 444,444 warrants issued and outstanding as of August 31, 2007 and 4,513,102 shares of Preferred Stock, par value $.01 per share, none of which were issued and outstanding as of such date. All outstanding shares of the AVANT Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of AVANT or any agreement or document to which AVANT is a party or by which it is bound. As of August 31, 2007, AVANT had reserved an aggregate of 4,703,329 shares of AVANT Common Stock for issuance to employees, directors and consultants pursuant to the AVANT 1999 Stock Option and Incentive Plan, as amended (the “AVANT 1999 Plan”) and the AVANT Amended and Restated 1991 Stock Compensation Plan (the “AVANT 1991 Plan” and together with the AVANT 1999 Plan, the “AVANT Stock Plans”) under which options were outstanding for an aggregate of 3,051,739 shares and restricted stock units were outstanding for an aggregate of 1,000,000 shares. As of August 31, 2007, AVANT had reserved an aggregate of 121,239 shares of AVANT Common Stock available for issuance to employees pursuant to the AVANT ESPP. All shares of the AVANT Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub common stock, $.01 par value per share, all of which were issued and outstanding.

3.4.                              OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 3.3 or with respect to options issued under the AVANT Stock Plans, there are no equity securities of any class of AVANT or Merger Sub, or any securities exchangeable or convertible into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding. Except as set forth in Section 3.4 of the AVANT Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements or any character to which AVANT or any of its subsidiaries is a party or by which they are bound obligating AVANT or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of AVANT or Merger Sub or obligating AVANT or Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of AVANT there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of AVANT or Merger Sub.

3.5.                              AUTHORITY.

(a)                                  Each of AVANT and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AVANT and Merger Sub, subject only to the approval of the Merger by AVANT’s stockholders as contemplated in Section 5.2 and to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by AVANT and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of AVANT and Merger Sub, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by AVANT and Merger Sub does not, and the performance of this Agreement by AVANT and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of AVANT or Merger Sub, (ii) subject to obtaining the approval of the Merger by AVANT’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to AVANT or Merger Sub or by which its properties are bound or affected, or (iii) except as would not reasonably be expected to have a Material Adverse Effect and subject to obtaining the consents set forth in Section 3.5 of the AVANT Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair AVANT’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of AVANT or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AVANT or Merger Sub is a party or by which AVANT or Merger Sub or each of its properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have an AVANT Material Adverse Effect. Section 3.5 of the AVANT Disclosure Schedule lists all material consents, waivers and approvals under any of AVANT’s or Merger Sub’s agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(b)                                 No Approval of any person or any Governmental Authority is required in connection with the execution and delivery of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the AVANT Registration Statement with the SEC in accordance with the Exchange Act, (iv) AVANT’s filing of a Current Report on Form 8-K with the SEC, (v) the listing of the AVANT Common Stock on the NASDAQ, (vi) such Approvals as may be required under applicable federal and state antitrust and securities laws and the laws of any foreign country and (vii) such other Approvals which, if not obtained or made, would not have an AVANT Material Adverse Effect.

3.6.                              SEC REPORTS; AVANT FINANCIAL STATEMENTS.

(a)                                  AVANT has filed all forms, reports and documents required to be filed with the SEC since January 1, 2006. All such required forms, reports and documents are referred to herein as the “AVANT SEC Reports.” As of their respective dates, the AVANT SEC Reports (i) were in all material respects prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such AVANT SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the AVANT SEC Reports are accurate and complete and comply as to form and content with all applicable legal requirements.

(b)                                 The audited consolidated financial statements (including any related notes thereto) contained in the AVANT SEC Reports or delivered to Celldex representing the consolidated balance sheet of AVANT at December 31, 2006 and the consolidated statements of income, cash flow and stockholders equity for the three-year period then ended (the “AVANT Financials”), (x) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (y) fairly presented the consolidated financial position and consolidated results of its operations and cash flows for the periods indicated. The balance sheet of AVANT as of December 31, 2006 is hereinafter referred to as the “AVANT Balance Sheet.”  Except as disclosed in the AVANT Financials, AVANT has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP that, individually or in the aggregate, have had or would reasonably be expected to have an AVANT Material Adverse Effect, except liabilities (i) provided for in the AVANT Balance Sheet, (ii) incurred since the date of the AVANT Balance Sheet in the ordinary course of business consistent with past practices in both type and amount or (iii) disclosed on the AVANT Disclosure Schedule.

(c)                                  AVANT has designed and maintains adequate disclosure controls and procedures to ensure that material information relating to AVANT, is made known to the Chief Executive Officer and the Chief Financial Officer of AVANT by others within that entity. To AVANT’s knowledge, there are no (i) material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect AVANT’s ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in AVANT’s internal controls over financial reporting.

(d)                                 AVANT maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.7.                              ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the AVANT Balance Sheet through the date of this Agreement, except as set forth in Section 3.7 of the AVANT Disclosure Schedule, AVANT has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (i) any event that has had, or that would be reasonably expected to result in, an AVANT Material Adverse Effect, (ii) any material change by AVANT in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (iii) any revaluation or disposition by AVANT of any of its assets having an AVANT Material Adverse Effect or (iv) any action taken or committed to be taken by AVANT that if taken after the date hereof would have required the consent of Celldex pursuant to Section 4.2.

3.8.                              TAXES. AVANT has prepared and timely filed or had prepared and timely filed on its behalf all returns, declarations, reports, statements, information returns, claims for refund, and other documents filed or required to be filed, including any schedule or attachment thereto, and including any amendment thereof (“AVANT Tax Returns”) with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property stamp, windfall profits, environmental, customs, capital stock, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person, including under Treasury Regulation Section 1.1502-6 (or similar provision of state, local, or foreign law), with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to AVANT or to their operations (“AVANT Taxes”). All AVANT Tax Returns disclose all AVANT Taxes required to be paid for periods covered thereby. Copies of all AVANT Tax Returns filed after January 1, 2004 relating to Federal, state and local taxes have been delivered to Celldex.

In addition:

(a)                                  AVANT: (i) has paid all AVANT Taxes it is obligated to pay whether or not reflected on any AVANT Tax Return; and (ii) has withheld and paid all federal, state, local and foreign taxes required to be withheld and paid in connection with amounts paid to its employees or to any third party.

(b)                                 There is no deficiency for the AVANT Taxes outstanding, proposed in writing or assessed against AVANT and its subsidiaries that is not accurately reflected as a liability on the

AVANT Balance Sheet, nor has AVANT executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any AVANT Taxes.

(c)                                  AVANT does not have any liability for unpaid AVANT Taxes that has not been properly accrued for under GAAP and reserved for on the AVANT Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(d)                                 Except as provided in Section 3.8(d) of the AVANT Disclosure Schedules, AVANT is not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would result in the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state, local or foreign tax laws).

(e)                                  AVANT is not, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement. Neither AVANT nor any of its subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was AVANT).

(f)                                    Neither AVANT nor any of its subsidiaries has participated in a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

3.9.                              BOARD APPROVAL. The Boards of Directors of AVANT and Merger Sub, as of the date of this Agreement, have approved this Agreement. The Board of Directors of AVANT has approved the issuance of the AVANT Common Stock in the Merger. The Board of Directors of AVANT has, as of the date of this Agreement, determined to recommend that the stockholders of AVANT approve the issuance of the AVANT Common Stock in the Merger, the Authorized Share Increase and the Reverse Stock Split (the “AVANT Board Recommendation”).

3.10.                        VALID ISSUANCE. The AVANT Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable, and shall be issued in compliance with all federal and state securities laws.

3.11.                        VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of AVANT is required to approve this Agreement, the Merger and the issuance of the AVANT Common Stock as a result of the Merger (the “AVANT Stockholder Approval”). The affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of Merger Sub has approved the Merger.

3.12.                        FAIRNESS OPINION. The Board of Directors of AVANT has received the written opinion of Needham & Company, LLC, financial advisor to AVANT, dated the date of this Agreement, to the effect that the consideration payable by AVANT in the Merger is fair to AVANT and its stockholders from a financial point of view.

3.13.                        INTELLECTUAL PROPERTY.

(a)                                  “AVANT IP Rights” means all patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, and other intellectual property and proprietary rights worldwide (including, but not limited to, any registrations and applications with respect to any of the foregoing) that are owned by, licensed to or used by AVANT or any of its subsidiaries. Listed on Section 3.13 of the AVANT Disclosure Schedule are:  (i) all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names owned  by AVANT or any of its subsidiaries that are included in the AVANT IP Rights (the “AVANT Owned IP”) and (ii) all AVANT IP Rights Agreements (as defined below) pursuant to which AVANT or any of its subsidiaries grants to any third party, or is granted by any third party, any exclusive license or other exclusive right with respect to any of the AVANT IP Rights, or that otherwise is material to the business of AVANT or any of its subsidiaries. Except as set forth on Section 3.13 of the AVANT Disclosure Schedule, AVANT or its subsidiaries are the sole owners of all of the AVANT Owned IP. AVANT owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, domain names and trade secrets and (ii) to the knowledge of AVANT and its subsidiaries, all patents and patent applications, as are necessary to the conduct of AVANT’s and its subsidiaries’ respective businesses as presently conducted, without infringing, misappropriating or otherwise violating the intellectual property rights of others, except for any failure to own or so possess that would not reasonably be expected to have an AVANT Material Adverse Effect.

(b)                                 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any AVANT IP Rights, including, but not limited to, any instrument or agreement pursuant to which AVANT in-licenses or out-licenses any of the AVANT IP Rights (the “AVANT IP Rights Agreements”), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any AVANT IP Rights or impair the right of AVANT, its subsidiaries or the Surviving Corporation to use, sell or license any AVANT IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in an AVANT Material Adverse Effect. Each of the AVANT IP Rights Agreements is valid and binding on AVANT or its subsidiaries and in full force and effect. AVANT and its subsidiaries have  not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived. AVANT and its subsidiaries, and to the knowledge of AVANT and its subsidiaries, any other party to such agreement, is not in breach or default thereof in any material respect.

(c)                                  (i) Neither the manufacture, marketing, license, sale, nor intended use of any product or technology currently licensed or sold or under development by AVANT or its subsidiaries violates any license or agreement between AVANT or its subsidiaries and any third party or, to the knowledge of AVANT and its subsidiaries, infringes, misappropriates or violates, any patent rights, trade secrets or other intellectual property rights of any other party; (ii) except as set forth on Section 3.13(c) of the AVANT Disclosure Schedule, to the knowledge of AVANT and its subsidiaries, no third party is infringing upon, misappropriating, or violating any license or agreement with AVANT or its subsidiaries relating to, any AVANT IP Rights; and (iii) to the knowledge of AVANT and its subsidiaries, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any AVANT IP Rights, nor has AVANT or any of its subsidiaries received any written notice asserting that any AVANT IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(d)                                 AVANT and its subsidiaries have  used reasonable efforts to maintain their material trade secrets in confidence, including entering into commercially reasonable licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential and have otherwise taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all AVANT IP Rights.

3.14.                        COMPLIANCE; PERMITS; RESTRICTIONS.

(a)                                  AVANT and its subsidiaries are not in conflict with, or in default or violation of (i) any law applicable to it or by which its properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AVANT or any of its subsidiaries is a party or by which AVANT or any of its subsidiaries or their properties are bound or affected, except for any conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have an AVANT Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of AVANT and its subsidiaries, threatened against AVANT or its subsidiaries, nor has any governmental or regulatory body or authority indicated to AVANT or its subsidiaries an intention to conduct the same.

(b)                                 AVANT and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of their business (collectively, the “AVANT Permits”). AVANT and its subsidiaries are in compliance with the terms of the AVANT Permits, except where the failure to so comply would not reasonably be expected to have an AVANT Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of AVANT and its subsidiaries, threatened, which seeks to revoke or limit any AVANT Permit. A true, complete and correct list of the material AVANT Permits is set forth in Section 3.14 of the AVANT Disclosure Schedule. The rights and benefits of each material AVANT Permit will be available to the Surviving Corporation or its subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by AVANT and its subsidiaries immediately prior to the Effective Time.

(c)                                  All products being manufactured, distributed, developed or tested by AVANT or its subsidiaries (the “AVANT Products”) that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested and distributed in compliance in all material respects with all applicable requirements under the FDCA, the PHSA, their applicable implementing regulations, and all comparable state laws and regulations, including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, promotional activities, record keeping, filing of reports and security.

(d)                                 All clinical trials conducted by AVANT or its subsidiaries are being conducted in material compliance with the investigational new drug regulation in 21 CFR Part 312 and the applicable requirements of Good Clinical Practices, Informed Consent, and all applicable requirements relating to the protection of human subjects contained in 21 CFR Parts 50, 54 and 56.

(e)                                  All manufacturing operations conducted by AVANT or its subsidiaries have been and are being conducted in accordance, in all material respects, with the FDA’s current Good Manufacturing Practices as specified in 21 CFR Parts 211 and 610. In addition, AVANT is in material compliance with all applicable registration requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

(f)                                    Except as set forth on Section 3.14(f) of the AVANT Disclosure Schedule, neither AVANT or its subsidiaries, nor any representative of AVANT or its subsidiaries, nor, to the knowledge of AVANT or its subsidiaries, any of AVANT’s or its subsidiaries’ licensees or assignees of AVANT IP Rights has received any notice that the FDA or any other Governmental Authority has initiated, or threatened to initiate, any action to suspend or terminate any clinical trial or any Investigational New Drug Application sponsored by AVANT or its subsidiaries or otherwise restrict the preclinical research on or clinical study of any AVANT Product or any biological or drug product being developed by any licensee or assignee of AVANT IP Rights based on such intellectual property, or to suspend or otherwise restrict the development or manufacture of any AVANT Product, except for such terminations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have an AVANT Material Adverse Effect.

(g)                                 Neither AVANT or its subsidiaries, nor to the knowledge of AVANT or its subsidiaries, any of its officers, key employees (as set forth on Section 3.20 AVANT Disclosure Schedule), agents or clinical investigators acting for AVANT or its subsidiaries, have committed any act, or made any statement or failed to make any statement that would, as a result of such statement or omission, reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof. To the knowledge of AVANT, AVANT and its subsidiaries are not, and have not been, in material violation of the Federal Anti-Kickback Act, any federal conspiracy statutes, the PDMA, Federal False Claims Act, Federal Stark Law or any other federal, foreign or state statute related to sales and marketing practices of pharmaceutical manufacturers and others involved in the purchase and sale of pharmaceutical products. Additionally, neither AVANT or its subsidiaries, nor to the knowledge of AVANT or its subsidiaries, any of its officers, key employees or agents have been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state law.

(h)                                 All human clinical trials, animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the AVANT Products (1) either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58 and (2) have employed the experimental protocols, procedures and controls generally used by qualified experts in human, animal or preclinical study of products comparable to those being developed by AVANT or its subsidiaries.

(i)                                     AVANT and its subsidiaries have made available to Celldex copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, which indicate or suggest lack of compliance with the regulatory requirements of the FDA. AVANT and its subsidiaries have made available to Celldex for review all correspondence to or from the FDA, FDCA and PHSA, including minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, FDCA or PHSA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, FDCA or PHSA, or prepared by the FDA, FDCA or PHSA or which bear in any way on AVANT’s and its subsidiaries’ compliance with regulatory requirements of the FDA, FDCA and PHSA, or on the likelihood of timing of approval of any AVANT Products, including, but not limited to, copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all FDA483s and other audit reports performed during the last three years, and (iii) any document concerning any significant oral or written communication received from the FDA and comparable foreign governmental entities in the last three years. Neither AVANT nor any agent or representative of AVANT has received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials conducted by or on behalf of AVANT or in which AVANT has participated, except for such terminations, suspensions or modifications which, individually or in the aggregate, would not reasonably be expected to have an AVANT Material Adverse Effect.

(j)                                     To the knowledge of AVANT, AVANT and its subsidiaries comply in all material respects with and maintain, and have continuously complied with and maintained systems and programs to ensure compliance with, all requirements of the FDCA, PHSA, PDMA and regulations issued thereunder, and similar or related foreign or domestic laws and regulations, pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilence and conflict of interest including, but not limited to, Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements.

(k)                                  To the knowledge of AVANT, AVANT and its subsidiaries have complied in all material respects with their respective obligations to report accurate pricing information for their pharmaceutical products to the government and to pricing services relied upon by governmental entities and other payors for pharmaceutical products, including without limitation their obligation to report accurate “Average Sales Prices” under the Medicare Modernization Act of 2003 and their obligation to charge accurate federal Ceiling Prices to purchasers entitled to those.

(l)                                     To the knowledge of AVANT, neither AVANT nor any of its subsidiaries has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by AVANT or any of its subsidiaries.

(m)                               To the knowledge of AVANT, AVANT and its subsidiaries have complied in all material respects and continue to comply in all material respects with the applicable administration simplification regulations published pursuant to HIPAA Regulations. To the knowledge of AVANT, there are no complaints or allegations against AVANT or any of its subsidiaries of any violations of the HIPAA Regulations, whether by a governmental entity, a patient, a plan member, a current or former employee or volunteer or any other person.

(n)                                 To the knowledge of AVANT, AVANT and its subsidiaries have complied in all material respects with all export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control laws, including those administered by the U.S. Department of the Treasury.

(o)                                 There are no proceedings pending with respect to a violation by AVANT or its subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Authority.

3.15.                        LITIGATION. Except as described in Section 3.15 of the AVANT Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which AVANT has received any written notice of assertion, nor, to the knowledge of AVANT, is there any threatened action, suit, proceeding, claim for arbitration or investigation against AVANT.

3.16.                        BROKERS’ AND FINDERS’ FEES. Except for the fees and expenses of Needham & Company, LLC, AVANT has not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.17.                        EMPLOYEE BENEFIT PLANS.

(a)                                  Section 3.17 of the AVANT Disclosure Schedule lists all written and describes all material unwritten employee benefit plans of ERISA and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director (or their dependents) of AVANT, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with AVANT within the meaning of Section 414 of the Code (an “AVANT ERISA Affiliate”), (collectively, the “AVANT Employee Plans”).

(b)                                 With respect to each AVANT Employee Plan, AVANT has provided to Celldex a true and complete copy of, to the extent applicable, (i) such AVANT Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the IRS, (iii) each trust agreement related to such AVANT Employee Plan, (iv) the most recent summary plan description for each AVANT Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto and (v) the most recent IRS determination or opinion letter issued with respect to any AVANT Employee Plan.

(c)                                  There are (i) no actions, claims or proceedings pending (other than routine claims for benefits in the ordinary course), or to the knowledge of AVANT threatened, with respect to any AVANT Employee Plan or the assets of any AVANT Employee Plan, (ii) no existing facts or circumstances that would reasonably be expected to give rise to any such actions, claims or proceedings, (iii) no administrative investigations, audits or other administrative proceedings by the DOL, the IRS or any other Governmental Authority, including any voluntary compliance submissions through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, pending, in progress or, to the knowledge of AVANT, threatened, and (iv) no current, or to the knowledge of AVANT threatened, encumbrances or liens on the assets of any AVANT Employee Plan. With respect to each AVANT Employee Plan, all reporting and disclosure requirements have been complied with in all material respects, all returns have been timely filed and each AVANT Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the AVANT Employee Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable laws. Each AVANT Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

(d)                                 No AVANT Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither AVANT nor any AVANT ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No AVANT Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither AVANT nor any AVANT ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No AVANT Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

(e)                                  With respect to the employees and former employees of AVANT, there are no employee post-retirement medical or health plans or agreements in effect, except as required by Section 4980B of the Code or similar state law.

(f)                                    Except as disclosed in Section 3.17(f) of the AVANT Disclosure Schedule, based on AVANT’s good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any AVANT Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the Notices issued by the IRS thereunder).

(g)                                 All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any AVANT Employee Plan, and in accordance with applicable law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on the AVANT’s financial statements in accordance with GAAP.

(h)                                 Except as set forth in Section 3.17(h) of the AVANT Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any AVANT employee, (ii) increase any benefits otherwise payable under any AVANT Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and except as set forth in Section 3.17(h) of the AVANT Disclosure Schedule no such payment or benefit will be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code. Except as set forth in Section 3.17(h) of the AVANT Disclosure Schedule, neither AVANT nor any of its subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(i)                                     No AVANT Employee Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

3.18.                        ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT. AVANT has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, necessary for use in its business, free and clear of any liens or encumbrances except as reflected in the AVANT Financials and except for (a) liens for taxes not yet due and payable; (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the ordinary course of AVANT’s business; (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business; and (d) liens arising solely by the action of AVANT (collectively, “Permitted Liens”). Each of the material tangible assets is in a good state of maintenance and repair, and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

3.19.                        ENVIRONMENTAL MATTERS.

(a)                                  Hazardous Material. Except as set forth on Section 3.19 of the AVANT Disclosure Schedule or as would not reasonably be expected to have an AVANT Material Adverse Effect, no underground storage tanks and no amount of any Hazardous Materials are present, as a result of the deliberate actions of AVANT, or, to AVANT’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that AVANT has at any time owned, operated, occupied or leased, other than those Hazardous Materials used in the ordinary course of AVANT’s business consistent with past practice.

(b)                                 Hazardous Material Activities. Except as set forth on Section 3.19 of the AVANT Disclosure Schedule or as would not reasonably be expected to have an AVANT Material Adverse Effect, AVANT has not engaged in any Hazardous Material Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)                                  Permits. AVANT currently holds all environmental approvals, permits, licenses, clearances and consents (the “AVANT Environmental Permits”) necessary for the conduct of AVANT’s Hazardous Material Activities and other businesses of AVANT as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have an AVANT Material Adverse Effect.

(d)                                 Environmental Liabilities. Except as would not reasonably be expected to have an AVANT Material Adverse Effect, no material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of AVANT, threatened concerning any AVANT Environmental Permit, Hazardous Material or any Hazardous Material Activity of AVANT.

3.20.                        LABOR MATTERS.

(a)                                  Section 3.20 of the AVANT Disclosure Schedule sets forth a true, complete and correct list of all key employees and employees of AVANT along with their position, actual annual rate of compensation. All employees have entered into nondisclosure and assignment of inventions agreements with AVANT, true, complete and correct copies of which have previously been made available to Celldex. To the knowledge of AVANT, no employee of AVANT is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to AVANT, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by AVANT or to the use of trade secrets or proprietary information of others. No key employee or group of employees has threatened to terminate employment with AVANT or, to the knowledge of AVANT (which, for purposes of this representation only, shall mean actual knowledge), has plans to terminate such employment.

(b)                                 Neither AVANT or any of its subsidiaries are parties to or bound by any collective bargaining agreement, nor is any such collective bargaining agreement being negotiated. AVANT has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, and to the knowledge of AVANT, none are threatened.

(c)                                  To AVANT’S knowledge, AVANT and its subsidiaries (i) have no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety law.

(d)                                 Neither AVANT nor any of its subsidiaries has incurred any liability or obligation under the WARN Act, or any similar state or local law, which remains unsatisfied.

(e)                                  AVANT and each of its affiliates are in compliance in all material respects with all applicable federal, state, local and foreign laws concerning the employer-employee relationship, including applicable wage and hour laws, fair employment laws, safety laws, workers’ compensation statutes, unemployment laws and social security laws. Except as described in Section 3.20(e) of the AVANT Disclosure Schedule, with respect to AVANT and any of its subsidiaries, there are no pending or, to the knowledge of AVANT, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran status, marital status, or any other recognized class, status or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor law.

(f)                                    Except as disclosed in Section 3.20(f) of the AVANT Disclosure Schedule, neither AVANT nor any of its subsidiaries are parties to any written or oral agreement with any current or former employee of AVANT or its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum.

3.21.                        AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as described in Section 3.21 of the AVANT Disclosure Schedule, AVANT is not a party to or bound by:

(a)                                  any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between AVANT and any of their officers or directors;

(b)                                 any agreement, contract or commitment containing any covenant limiting the freedom of AVANT to engage in any line of business or compete with any person;

(c)                                  any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

(d)                                 any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(e)                                  any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000;

(f)                                    any joint marketing or development agreement;

(g)                                 any distribution agreement (identifying any that contain exclusivity provisions);

(h)                                 any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by AVANT under any such agreement, contract or commitment of $100,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days; or

(i)                                     any other contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

AVANT has not, nor to AVANT’s knowledge has any other party to an AVANT Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of, or terminated any of the agreements, contracts or commitments to which AVANT is a party or by which they are bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, an “AVANT Contract”) in such manner as would permit any other party to cancel or terminate any such AVANT Contract, or would permit any other party to seek damages which would reasonably be expected to have an AVANT Material Adverse Effect. As to AVANT, each AVANT Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.22.                        SEVERANCE PAYMENTS. Sections 3.17(h) and 3.20(e) of the AVANT Disclosure Schedule set forth each plan or agreement pursuant to which all material amounts may become payable (whether currently or in the future) to current or former officers, directors, and employees of AVANT as a result of or in connection with the Merger.

3.23.                        RESTRICTIONS ON BUSINESS ACTIVITIES. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to AVANT which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice of AVANT; or (ii) any acquisition of any person or property by AVANT.

3.24.                        REAL PROPERTY LEASES. Section 3.24 of the AVANT Disclosure Schedule sets forth all real property leases or subleases to or by AVANT, including the term of such lease, any extension and expansion options and the rent payable under it. AVANT has delivered to Celldex true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 3.24 of the AVANT Disclosure Schedule. With respect to each lease and sublease listed in Section 3.24 of the AVANT Disclosure Schedule:

(a)                                  As to AVANT, each lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(b)                                 AVANT is not in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of AVANT, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by AVANT or, to the knowledge of AVANT, any other party under such lease or sublease, except as would not reasonably be expected to have a Material Adverse Effect;

(c)                                  AVANT has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

(d)                                 there are no liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for Permitted Liens.

3.25.                        INSURANCE.

(a)                                  Section 3.25(a) of the AVANT Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which AVANT is a party (the “AVANT Insurance Policies”). The AVANT Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as AVANT would, in accordance with good business practice, customarily insure. All premiums due and payable under the AVANT Insurance Policies have been paid on a timely basis and AVANT is in compliance in all material respects with all other terms thereof. True, complete and correct copies of the AVANT Insurance Policies have been made available to Celldex.

(b)                                 There are no material claims pending under the AVANT Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and AVANT has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has AVANT received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

(c)                                  AVANT has made available to Celldex accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by AVANT as of the date of this Agreement.

3.26.                        CERTAIN BUSINESS PRACTICES.  Neither AVANT nor, to the knowledge of AVANT, any director, officer, employee or agent of AVANT has:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

3.27.                        SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION.

(a)                                  Section 3.27 of the AVANT Disclosure Schedule sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to AVANT. Since the AVANT Balance Sheet Date, there has not been: (A) any materially adverse change in the business relationship of AVANT with any supplier or manufacturer named in the AVANT Disclosure Schedule; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in the AVANT Disclosure Schedule.

(b)                                 Prior to the date of this Agreement, neither AVANT nor any of its subsidiaries has received any written notice of any plan or intention of AVANT’s or its subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with AVANT or its subsidiary. Without limiting the generality of the foregoing, AVANT has not received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

(c)                                  To the knowledge of AVANT, no creditor, supplier, employee, client, customer or other person having a material business relationship with AVANT has informed AVANT in writing that such person intends to materially change its relationship with AVANT because of the transactions contemplated by this Agreement or otherwise.

3.28.                        GOVERNMENT CONTRACTS.  AVANT has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of AVANT.

3.29.                        INTERESTED PARTY TRANSACTIONS.  As of the date hereof, no affiliate of AVANT (a) owns any property or right, tangible or intangible, which is used in the business of AVANT, (b) has any claim or cause of action against AVANT, or (c) owes any money to, or is owed any money by, AVANT. Except as set forth in the AVANT SEC Documents, since the date of AVANT’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by AVANT pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.30.                        REGISTRATION STATEMENT; PROXY STATEMENT.  The registration statement on Form S-4 (the “AVANT Registration Statement”) and the proxy statement/prospectus to be contained therein (the “Prospectus”) relating to the Merger and the other transactions contemplated hereby, to be filed by AVANT with the SEC in connection with seeking the adoption of this Agreement by the stockholders of AVANT will not, at the time it is filed with the SEC, or, with regards to the Prospectus, at the time it is first mailed to the stockholders of AVANT or at the time of the AVANT Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. AVANT will cause the AVANT Registration Statement, the Prospectus and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by AVANT with respect to statements made in the AVANT Registration Statement or the Prospectus based on information supplied, or required to be supplied, by Celldex specifically for inclusion or incorporation by reference therein.

3.31.                        STATE TAKEOVER LAWS; AVANT RIGHTS AGREEMENT.  AVANT has taken all action necessary to exempt this Agreement and other transaction documents and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and accordingly, such Section 203 does not apply to any such transactions. The AVANT Board has amended the AVANT Shareholder Rights Agreement, dated as of November 5, 2004 (the “AVANT Rights Agreement”) prior to the execution of this Agreement in the form attached as Exhibit A hereto so that Celldex and Merger Sub are exempt from the definition of “Acquiring Person” contained in the AVANT Rights Agreement (as such term related to the Merger and the transactions contemplated hereby), and no “Distribution Date” (as such term is defined in the AVANT Rights Agreement) will occur as a result of the execution and delivery of this Agreement or any other transaction documents or the consummation of the Merger or by any other transactions contemplated hereby. The AVANT Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the AVANT Rights Agreement and all amendments thereto have been previously provided or made available to Celldex.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1.                              CONDUCT OF BUSINESS BY CELLDEX.  Celldex covenants and agrees that between the date hereof and the earlier of a termination of this Agreement in accordance with its terms and the Effective Time, Celldex shall not, and shall not permit any of its subsidiaries to, conduct its business other than in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Celldex shall, and shall cause each of its subsidiaries to, (i) continue its research and development, clinical investigation and activities relating to the Celldex IP Rights in accordance with past practice; (ii) use its commercially reasonable efforts to (A) preserve intact its business organization, (B) keep available the services of its officers, employees and consultants, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of Celldex or its subsidiaries and their business and (D) preserve its current relationships with its clinical investigators, suppliers, manufacturers and other persons with which it has significant business relationships; and (iii) not modify, amend, renew or replace, without providing prior notice to AVANT and receiving AVANT’s prior written approval, any agreements set forth in Section 2.18 of the Celldex Disclosure Schedule. In addition, except as set forth in Section 4.1 of the Celldex Disclosure Schedule, without the prior written consent of AVANT, Celldex shall not, and shall not permit any of its subsidiaries to, do any of the following:

(a)                                  amend or otherwise change its Certificate of Incorporation or Bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)                                 sell, pledge, dispose of or encumber a material portion of its assets (except for (i) sales of assets in the ordinary course of business consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(c)                                  issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of Celldex Common Stock issuable pursuant to employee stock options under the Celldex Stock Plan or, which are outstanding on the date hereof);

(d)                                 except as set forth in Schedule 4.1(d) of the Celldex Disclosure Schedule, accelerate, amend or change the period of exercisability of options granted under the Celldex Stock Plan, or authorize cash payments in exchange for any options granted under the Celldex Stock Plan, except expressly as contemplated by this Agreement or pursuant to the existing terms of such options, the Celldex Stock Plan or;

(e)                                  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing (except for the repurchase of shares in connection with tax withholding for equity awards;

(f)                                    sell, transfer, license, sublicense or otherwise dispose of any Celldex IP Rights, or amend or modify any existing agreements with respect to any Celldex IP Rights;

(g)                                 (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances in excess of $100,000 except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole (except pursuant to a capital expenditure budget approved in writing by both parties); or (iv) enter into or amend any contract, agreement, commitment or arrangement and any Celldex Contract to effect any of the matters prohibited by this Section 4.1(g);

(h)                                 take any action, other than as required by GAAP, to change accounting policies or procedures;

(i)                                     except as may be required by law, make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(j)                                     pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements, or incurred in the ordinary course of business and consistent with past practice;

(k)                                  enter into any material partnership arrangements, joint development agreements, strategic alliances or collaborations;

(l)                                     except as may be required by law, take any action to terminate or amend any of the Celldex Employee Plans;

(m)                               except for litigation of the type referred to in Section 5.19 (which shall be subject to the terms of such section), settle or compromise any litigation for an amount greater than $250,000 in the aggregate for all litigation;

(n)                                 adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(o)                                 take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (n) above, or any action which would prevent Celldex from performing or cause Celldex not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied or in the satisfaction thereof being materially delayed.

If Celldex or its subsidiaries wish to obtain the consent of AVANT to take actions for which prior consent is required pursuant to this Section 4.1, Celldex shall request such consent in writing by telecopy to the attention of the Chief Executive Officer and the Chief Financial Officer of AVANT with a copy to counsel as required by Section 8.2. A consent signed by either such officer shall be deemed sufficient for purposes hereof. In addition, if AVANT receives such a request but does not respond in writing (which may include an e-mailed response) to such request within ten (10) Business Days after the date the request is telecopied, AVANT shall be deemed to have consented to the requested action for all purposes of this Agreement.

4.2.                              CONDUCT OF BUSINESS BY AVANT AND MERGER SUB.  Merger Sub covenants and agrees that, prior to the Effective Time, it will engage in no operations and conduct no business other than in connection with the Merger and other transactions contemplated hereby. AVANT shall, immediately following the conclusion of the approval of the issuance of shares of AVANT Common Stock in the Merger, the Authorized Share Increase and the Reverse Stock Split at the AVANT Stockholders’ Meeting, approve and adopt this Agreement in its capacity as sole stockholder of MERGER SUB and deliver to Celldex evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable law and the certificate of incorporation and bylaws of MERGER SUB. AVANT covenants and agrees that between the date hereof and the earlier of a termination of this Agreement in accordance with its terms and the Effective Time, AVANT shall not conduct its business other than in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, AVANT shall (i) to the extent requested by Celldex, continue its research and development, clinical investigation and activities relating to the AVANT IP Rights in accordance with past practice; (ii) use its commercially reasonable efforts to (A) preserve intact its business organization, (B) keep available to Celldex the services of its officers, employees and consultants, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of AVANT and its business and (D) preserve its current relationships with its clinical investigators, suppliers, manufacturers and other persons with which it has significant business relationships; and (iii) not modify, amend, renew or replace, without providing prior notice to Celldex and receiving Celldex’s prior written approval, any agreements set forth in Section 3.21 of the AVANT Disclosure Schedule. In addition, except as provided in Section 4.2 of the AVANT Disclosure Schedule, without the prior written consent of Celldex, AVANT shall not do any of the following:

(a)                                  amend or otherwise change its Certificate of Incorporation or By-Laws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, other than to effect the Authorized Share Increase or the Reverse Stock Split;

(b)                                 sell, pledge, dispose of or encumber any assets (except for (i) sales of assets in the ordinary course of business consistent with past practice and (ii) dispositions of obsolete, excess or worthless assets);

(c)                                  issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of AVANT Common Stock issuable pursuant to the exercise of employee stock options, the exercise of AVANT Warrants or pursuant to the settlement of restricted stock units outstanding on the date of this Agreement under the AVANT Stock Plans or pursuant to purchase rights under the AVANT ESPP; or as described on Section 4.2(c) of the AVANT Disclosure Schedule;

(d)                                 accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the AVANT Stock Plans or authorize cash payments in exchange for any options granted under the AVANT Stock Plans except as expressly contemplated by this Agreement or pursuant to the existing terms of such options, the AVANT Stock Plans or the AVANT Warrants;

(e)                                  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock (other than in connection with the Reverse Stock Split) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing (except for the repurchase of shares in connection with tax withholding with respect to equity awards;

(f)                                    sell, transfer, license, sublicense or otherwise dispose of any AVANT IP Rights, or amend or modify any existing agreements with respect to any AVANT IP Rights;

(g)                                 (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances in excess of $100,000 except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole (except pursuant to a capital expenditure budget approved in writing by both parties and except expenditures in connection with in-process renovation projects at AVANT’s Needham facility and its Fall River facility up to $750,000); or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.2(g);

(h)                                 increase the compensation payable or to become payable to its officers, employees or consultants (except for annual salary increases for employees who are not officers consistent with past practice) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee (other than arrangements for severance described in Section 4.1(h) of the AVANT Disclosure Schedule), or establish, adopt, enter into any employee benefit plan;

(i)                                     take any action, other than as required by GAAP, to change accounting policies or procedures;

(j)                                     except as required by law, make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(k)                                  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements, or incurred in the ordinary course of business and consistent with past practice;

(l)                                     enter into any material partnership arrangements, joint development agreements, strategic alliances or collaborations;

(m)                               except as may be required by law, take any action to terminate or amend any of AVANT’s employee benefit plans (as defined in Section 3(3) of ERISA) other than in connection with the Merger;

(n)                                 except for litigation of the type referred to in Section 5.19 (which shall be subject to the terms of such section), settle or compromise any litigation for an amount greater than $250,000 in the aggregate for all litigation (other than settlements or compromises of any matter set forth in Section 4.2(n) of the AVANT Disclosure Schedule);

(o)                                 adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(p)                                 take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (o), or any action which would make prevent AVANT from performing or cause AVANT not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

If AVANT wishes to obtain the consent of Celldex to take actions for which prior consent is required pursuant to this Section 4.2, it shall request such consent in writing by telecopy to the attention of the Chief Executive Officer and the Chief Financial Officer of Celldex, with a copy to counsel as required by Section 8.2. A consent signed by such officer shall be deemed sufficient for purposes hereof. In addition, if Celldex receives such a request but does not respond in writing (which may include an e-mailed response) to such request within ten (10) Business Days after the date the request is telecopied, Celldex shall be deemed to have consented to the requested action for all purposes of this Agreement.

4.3.                              Celldex NON-SOLICITATION

(a)                                  Neither Celldex or its subsidiaries shall, nor shall they authorize or permit any officer, manager, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (each a “Representative”) of Celldex or its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that reasonably may be expected to lead to the submission of, any Celldex Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any Celldex Acquisition Proposal.

(b)                                 Celldex shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to AVANT of (i) the receipt of any Celldex Acquisition Proposal, or any material modification or amendment to any previously-received Celldex Acquisition Proposal, by Celldex or any Representative, and (ii) a summary of the material terms of such Celldex Acquisition Proposal. Celldex shall keep AVANT reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal.

(c)                                  Except as set forth in this Section 4.3, the Board of Directors of Celldex (the “Celldex Board”) shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to AVANT, the Celldex Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Celldex Acquisition Proposal or (iii) enter into any agreement with respect to any Celldex Acquisition Proposal.

(d)                                 Nothing contained in this Agreement shall prevent the Celldex Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders. Further, any “stop-look-and-listen” communication by Celldex or the Celldex Board to the stockholders of Celldex pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders)

shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to AVANT of, all or a portion of the Celldex Board Recommendation.

(e)                                  Upon execution of this Agreement, Celldex shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to a Celldex Acquisition Proposal by or on behalf of Celldex or any of the Representatives and shall inform each of the Representatives of its obligations under this Section 4.3 and instruct each of them to act in a manner consistent with such obligations.

4.4.                              AVANT NON-SOLICITATION

(a)                                  Neither AVANT or its subsidiaries shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any Acquisition Proposal. Notwithstanding anything to the contrary in this Section 4.4(a), nothing contained in this Agreement shall prohibit AVANT from, at any time prior to receipt of the AVANT Stockholder Approval, furnishing any information to, or entering into or participating in discussions or negotiations with, or releasing from any standstill agreement or similar obligation to AVANT, any person that makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 4.4, if (i) the Board of Directors of AVANT (the “AVANT Board”) determines in good faith after consulting with its legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and that such action is necessary to comply with its fiduciary obligations to the stockholders of AVANT under applicable law, (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, AVANT notifies Celldex that it is furnishing information to, or entering into discussions or negotiations with, such person, and (iii) prior to furnishing such non-public information to such person, AVANT (A) provides Celldex with the information to be provided to such person to the extent Celldex has not previously been provided with such information, and (B) receives from such person an executed confidentiality agreement with confidentiality provisions no less favorable to AVANT, than the Confidentiality Agreement.

(b)                                 AVANT shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to Celldex of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any previously-received Acquisition Proposal, by AVANT or any Representative, (ii) a summary of the material terms of such Acquisition Proposal and the identity of the person making such Acquisition Proposal and (iii) AVANT’s intentions, if any, to furnish information to, or enter into discussions or negotiations with, such person. AVANT shall keep Celldex reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal. AVANT, shall not, and shall cause each of its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits it from providing such information to Celldex.

(c)                                  Except as set forth in this Section 4.4(c), the AVANT Board, shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Celldex, the AVANT Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement in compliance with Section 4.4(a)). Notwithstanding the foregoing, at any time prior to receipt of the AVANT Stockholder Approval, (x) if the AVANT Board determines in good faith after consulting with its outside legal counsel that it is required by its fiduciary duties to the stockholders of AVANT under applicable law, then the AVANT Board may withdraw or modify in a manner adverse to Celldex, the AVANT Board Recommendation (a “Change in Recommendation”) and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (that did not otherwise result from a breach of this Section 4.4), which the AVANT Board has determined in good faith, after consultation with its independent financial advisor, is a Superior Proposal, the AVANT Board may approve and recommend such Superior Proposal concurrently with terminating this Agreement pursuant to Section 7.1(h); provided, however, that such actions may only be taken at a time that is after (I) the fifth (5th) Business Day following Celldex’s receipt of written notice from AVANT, that the AVANT Board is prepared to take such action, and (II) at the end of such period, the AVANT Board determines in good faith, after taking into account all amendments or revisions committed to by Celldex and after consultation with its independent financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the Merger, as supplemented by any Counterproposal (as defined below) to which Celldex has irrevocably committed (but subject to the terms and conditions contained in the definitive agreement with respect to such Counterproposal). Any such written notice shall specify the material terms and conditions of such Acquisition Proposal, and state that the AVANT Board intends to make a Change in Recommendation (subject to compliance with this subsection (c)). During any such five (5) Business Day period, Celldex shall be entitled to deliver to AVANT a counterproposal to such Acquisition Proposal (a “Counterproposal”) and Celldex and AVANT shall negotiate in good faith in respect of any such Counterproposal with the objective of reaching an agreement such that the relevant Acquisition Proposal is not a Superior Proposal. For the sake of clarity, any standstill obligations contained in the Confidentiality Agreement will be superseded by this Section 4.4(c) to the extent they would prohibit or constrain Celldex’s ability or right to make Counterproposals in accordance with this Section 4.4(c).

(d)                                 Nothing contained in this Agreement shall prevent the AVANT Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders. For the avoidance of doubt, any “stop-look-and-listen” communication by AVANT or the AVANT Board to their respective stockholders of AVANT pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Celldex of, all or a portion of the AVANT Board Recommendation; provided, however, that neither AVANT nor the AVANT Board shall (x) recommend that the stockholders of AVANT tender their shares of capital stock of AVANT in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or (y) effect a Change in Recommendation, unless in the case of each of clauses (x) and (y), the requirements of Section 4.4(c)) have been satisfied.

(e)                                  Upon execution of this Agreement, AVANT shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of AVANT or any of the AVANT Representatives and shall inform each of the AVANT Representatives of its obligations under this Section 4.4 and instruct each of them to act in a manner consistent with such obligations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.                              REGISTRATION STATEMENT; PROXY STATEMENT.  In connection with the AVANT Stockholder Meeting, AVANT will (i) as promptly as reasonably practicable prepare and file with the SEC the Prospectus and the AVANT Registration Statement, in which the Prospectus will be included as a prospectus, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings, provide copies of such comments to Celldex promptly upon receipt and promptly provide to Celldex all such responses, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by law and promptly provide to Celldex all such responses, (iv) use its commercially reasonable efforts to have the AVANT Registration Statement declared effective by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Prospectus and all other customary proxy or other materials for meetings such as the AVANT Stockholder Meeting, (v) to the extent required by applicable law, as promptly as reasonably practicable, prepare, file and distribute to the stockholders of AVANT any supplement or amendment to the Prospectus if any event shall occur which requires such action at any time prior to the AVANT Stockholder Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of law applicable to the AVANT Stockholder Meeting, the AVANT Registration Statement and the Prospectus. Celldex shall cooperate with AVANT and Merger Sub in connection with the preparation and filing of the AVANT Registration Statement and the Prospectus and the resolution of any comments from the SEC referred to above, including furnishing AVANT upon request with any and all information as may be reasonably required to be set forth in the AVANT Registration Statement, the Prospectus or any supplement or amendment thereto under the Exchange Act. AVANT and Merger Sub will provide Celldex a reasonable opportunity to review and comment upon the AVANT Registration Statement, the Prospectus or any amendments or supplements thereto, prior to filing the same with the SEC and will in good faith consider any comments by Celldex. If, at any time prior to the Effective Time, any information relating to AVANT, Celldex or Merger Sub or any of their respective affiliates should be discovered by AVANT, Celldex or Merger Sub which should be set forth in an amendment or supplement to the AVANT Registration Statement or the Prospectus so that the AVANT Registration Statement and the Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable law, AVANT shall disseminate an appropriate amendment thereof or supplement thereto describing such information to AVANT’s stockholders.

5.2.                              MEETING OF AVANT STOCKHOLDERS.  Promptly after the date hereof, AVANT shall (i) take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the AVANT Stockholders’ Meeting to be held as promptly as practicable after the SEC declares effective the AVANT Registration Statement and in any event within 45 days (subject to extension if, in the good faith view of the AVANT Board, it is necessary to provide additional disclosure to the AVANT stockholders), for the purpose of voting upon the issuance of shares of AVANT Common Stock in the Merger, the Authorized Share Increase and the Reverse Stock Split, (ii) use reasonable best efforts to solicit the approval of the foregoing proposals and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the SEC, the NASDAQ Stock Market, Inc. or Delaware Law, as applicable, to obtain such approvals, and (iii) subject to Section 4.4, include in the AVANT Registration Statement the recommendation of the Board of Directors of AVANT that the stockholders of AVANT approve the issuance of the shares of AVANT stock in the Merger, the Authorized Share Increase and the Reverse Stock Split.

5.3.                              ACCESS TO INFORMATION; CONFIDENTIALITY.

(a)                                  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Celldex and AVANT shall, and shall cause each of their subsidiaries, officers, directors and employees to, afford to the officers, employees, accountants, counsel and other Representatives of the other, reasonable access, during the period prior to the Effective Time, to all its and its subsidiaries’ properties, books, contracts, commitments and records and, during such period, Celldex and AVANT each shall furnish promptly to the other all information concerning its and its subsidiaries’ business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither AVANT nor Celldex nor any of their subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or contravene any law or, in the opinion of its counsel, jeopardize any attorney-client privilege; provided, however, that in the event that either party relies on this sentence to withhold access or disclosure, such party shall, to the extent permitted by law and the protection of such attorney-client privilege, notify the other party of the nature of the withheld information.

(b)                                 Each party shall keep such information confidential in accordance with the terms of the confidentiality agreement dated August 23, 2007 (the “Confidentiality Agreement”) between AVANT and Celldex. This Section 5.3(b) shall survive the termination of this Agreement.

(c)                                  No investigation by any party or its representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the parties set forth herein.

5.4.                              CONSENTS; APPROVALS.

(a)                                  As soon as reasonably practicable following the date hereof, AVANT and Celldex and its subsidiaries will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated herein. In addition, Merger Sub, Celldex and its subsidiaries and AVANT shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any Governmental Authority with respect to the Merger and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, Merger Sub, Celldex and AVANT shall (i) promptly after the date of this Agreement, prepare and file the notification and report, if any, required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) endeavor in good faith to make, or cause to be made, as soon as reasonably practicable thereafter and after consultation with the other parties, an appropriate response to any inquiries or requests received from the FTC or the DOJ (each as defined below) for additional information or documentation and any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters. Each of AVANT and Celldex shall use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable antitrust law as soon as practicable. In furtherance of the foregoing, and subject to applicable legal limitations and the restrictions of any Governmental Authority, each of AVANT and Celldex will notify the other promptly upon receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any legal requirements. Each of Celldex, on the one hand, and AVANT and Merger Sub, on the other hand, shall, in connection with the efforts referenced in this Section 5.4, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any governmental investigation, including any proceeding initiated by a private party; (ii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) subject to applicable legal limitations and the instructions of any Governmental Authority, permit the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Governmental Authority” shall mean any governmental or administrative agency, authority, department, commission, instrumentality, board, bureau, court or arbitration tribunal of the United States, any domestic state, locality or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission, and any Self-Regulatory Organization, as defined in Section 3(a)(26) of the Exchange Act. Celldex and AVANT will each pay 50% of any filing fee required to be paid in connection with any filing under the HSR Act.

(b)                                 In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), if any objections are asserted with respect to the transactions contemplated hereby under any law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Celldex, on the one hand, and AVANT and Merger Sub, on the other hand, shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Drop-Dead Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Celldex or its Subsidiaries or Affiliates or of AVANT or Merger Sub and (y) .otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Celldex or its Subsidiaries’ or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Drop-Dead Date; provided that  none of Celldex, AVANT or Merger Sub or any of their respective Subsidiaries or Affiliates shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or businesses unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs; provided, further, that the parties hereto understand and agree that in no event shall any party be required by this Section 5.4 or any other provision of this Agreement (i) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of its or any of its respective affiliates’ businesses, assets or properties in any such case in clause (i) or (ii) that would reasonably be expected to (1) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of AVANT and Celldex via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (2) otherwise have a material adverse effect on the Surviving Corporation after the Effective Time.

(c)                                  Subject to Section 5.4(b), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Merger Sub and Celldex shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)                                 Notwithstanding the matters covered by Sections 5,4(a), (b) or (c) above, no party hereto shall be required to provide any other party with copies of confidential documents or information included in its filings and submissions under the HSR Act or any other applicable antitrust law, and a party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the parties hereto shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

5.5.                              STOCK OPTIONS, RESTRICTED STOCK UNITS AND WARRANTS.

(a)                                  At the Effective Time, AVANT’s obligations with respect to each outstanding option to purchase shares of AVANT Common Stock (each, an “AVANT Option” and collectively, the “AVANT Options”) under the AVANT Stock Plans, whether vested or unvested, will terminate and be of no further force and effect, except those issued pursuant to the AVANT 1991 Plan.

(b)                                 Promptly following the Closing, the Surviving Corporation shall issue options to purchase AVANT common stock to certain of employees of the Surviving Corporation that were employees of AVANT prior to the Effective Time in an aggregate amount equal to the Options Pool Amount and consistent with Section 5.5(b) of the AVANT Disclosure Schedule.

(c)                                  Each restricted stock unit granted under the AVANT 1999 Plan (each, an “AVANT Stock Unit” and collectively, the “AVANT Stock Units”) outstanding immediately prior to the Effective Time, after giving effect to the Reverse Stock Split, shall remain in effect on or after the Effective Time and shall be subject to the same terms and conditions set forth in the agreement pursuant to which such AVANT Stock Unit was issued as in effect immediately prior to the Effective Time.

(d)                                 Each warrant to purchase shares of AVANT Common Stock (each, an “AVANT Warrant” and collectively, the “AVANT Warrants”) outstanding immediately prior to the Effective Time, after giving effect to the Reverse Stock Split, shall remain in effect on and after the Effective Time and shall be subject to the same terms and conditions set forth in the agreement pursuant to which such AVANT Warrant was issued as in effect immediately prior to the Effective Time.

(e)                                  AVANT and Celldex shall take all action that may be reasonably necessary to effectuate the provisions of this Section 5.5.

(f)                                    At the Effective Time, Celldex’s obligations with respect to each outstanding option to purchase shares of Celldex Common Stock (each, a “Celldex Option” and collectively, the “Celldex Options”) will be assumed by AVANT. Each Celldex Option so assumed by AVANT under this Agreement shall be subject to substantially the same terms and conditions set forth in the option agreement pursuant to which such Celldex Option was issued as in effect immediately prior to the Effective Time, except as follows (A) (i) such Celldex Option will be exercisable for that number of shares of AVANT Common Stock equal to the product of the number of shares of Celldex Common Stock that were purchasable under such Celldex Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of AVANT Common Stock, and (ii) the per share exercise price for the shares of AVANT Common Stock issuable upon exercise of such Celldex Option will be equal to the quotient determined by dividing the exercise price per share of Celldex Common Stock at which such Celldex Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(g)                                 AVANT will reserve sufficient shares of AVANT Common Stock for issuance pursuant to the Celldex Options under this Section 5.5.

5.6.                              SECTION 16 MATTERS.  Prior to the Effective Time, AVANT agrees that its Board of Directors (or its compensation committee) shall adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Securities Act, the receipt, pursuant to this Agreement, of shares of AVANT Common Stock by persons who will be directors or officers of AVANT as of the Effective Time.

5.7.                              INDEMNIFICATION AND INSURANCE.

(a)                                  From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of AVANT which exist prior to the date hereof to indemnify AVANT’s present and former directors and officers. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages that provide at least as much coverage as those set forth in AVANT’s Certificate of Incorporation and Bylaws on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Celldex, unless such modification is required by law and then only to the minimum extent required by such law.

(b)                                 After the Effective Time, the Surviving Corporation and Celldex will, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of AVANT (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement or otherwise pertaining to any action or omission in his or her capacity as a director or officer of AVANT occurring prior to the Effective Time to the same extent as provided in AVANT’s Certificate of Incorporation and Bylaws for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided, however, that any person to whom fees and expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims). The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(c)                                  AVANT shall, after consultation with Celldex, secure a “tail” on its existing directors, officers and Celldex liability insurance policies for a period of six (6) years, at a total cost per year not to exceed 300% of last year’s annual premium (the “Maximum Premium”), which cost shall be paid by AVANT. If AVANT is unable to obtain the “tail” insurance described in the first sentence of this Section 5.7(c) for an amount equal to or less than the Maximum Premium, AVANT shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(d)                                 This Section 5.7 will survive the consummation of the Merger at the Effective Time, is intended to benefit AVANT, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties as third party beneficiaries.

(f)                                    Nothing contained in this Section 5.7 is intended to limit in any manner and at any time rights that any Indemnified Party may have under and in accordance with all provisions of AVANT’s Certificate of Incorporation and Bylaws, which rights shall survive the Effective Time and shall be binding on the Surviving Corporation and all successors and assigns of the Surviving Corporation, in accordance with their respective terms.

5.8.                              NOTIFICATION OF CERTAIN MATTERS.

(a)                                  Celldex shall give prompt notice to AVANT, and AVANT shall give prompt notice to Celldex, of (i) the occurrence, or non-occurrence, of any event or inaccuracy of any representation or warranty contained in this Agreement in either case that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against or involving or otherwise affecting AVANT or Celldex that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) and 6.2(b) and 6.3(a) and 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

(b)                                 Each of Celldex and AVANT shall give prompt notice to the other of:  (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Celldex, its subsidiaries or AVANT that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, is reasonably likely to become a default under a Celldex Contract; and (v) any change that would be considered reasonably likely to result in a Material Adverse Effect, or is likely to impair in any material respect the ability of either Celldex or AVANT to consummate the transactions contemplated by this Agreement.

5.9.                              FURTHER ACTION.  Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

5.10.                        PUBLIC ANNOUNCEMENTS.  AVANT and Celldex shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, AVANT may comply with any SEC requirements under the Securities Act or Exchange Act which requires any public disclosure, without the consent of Celldex.

5.11.                        LISTING OF AVANT COMMON STOCK.  AVANT shall use its best efforts to maintain AVANT’s existing listing on the NASDAQ, to obtain approval of the listing of the combined company on the NASDAQ at or prior to the Effective Time, and to cause the shares of AVANT Common Stock to be issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ at or prior to the Effective Time, and Celldex shall cooperate in such efforts.

5.12.                        CONVEYANCE TAXES.  AVANT and Celldex shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. The Surviving Corporation shall pay all such taxes and fees.

5.13.                        TAX-FREE REORGANIZATION.  Notwithstanding anything herein to the contrary, each of Merger Sub, AVANT and Celldex shall use its reasonable best efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Each of the parties to this Agreement shall report the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code. AVANT and Celldex will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

5.14.                        BOARD OF DIRECTORS RESIGNATIONS.  AVANT shall cause the directors of AVANT listed on Section 5.14 of the AVANT Disclosure Schedule to deliver resignations effective as of the Effective Time. Celldex shall cause the directors of Celldex listed on Section 5.14 of the Celldex Disclosure Schedule to deliver resignations effective as of the Effective Time.

5.15.                        EMPLOYMENT AND BENEFIT MATTERS.

(a)                                  Provision of Benefits. For the 12 month period commencing on the Effective Time, AVANT agrees to cause the Surviving Corporation to maintain the compensation levels, including base salary, cash-based incentive opportunities (but not particular historic levels of achievement), retirement, health and welfare benefits, but not any stock-based benefits, for the employees of Celldex or its subsidiaries who remain employed after the Effective Time (the “Celldex Employees”) at levels which are, in the aggregate, comparable to those in effect for the Celldex Employees on the date hereof. AVANT will treat, and cause the applicable benefit plans to treat, the service of the Celldex Employees with Celldex or any Subsidiary of Celldex attributable to any period before the Effective Time as service rendered to AVANT for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) and eligibility for early retirement under any defined benefit plan of AVANT or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, AVANT shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of AVANT to be waived with respect to the Celldex Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Celldex Employee participated immediately prior to the Effective Time, and any deductibles paid by Celldex Employee under any of Celldex’s or its subsidiaries’ health plans in the plan year in which the Effective Time occurs shall be credited towards deductibles under the health plans of AVANT. AVANT will make appropriate arrangements with its insurance carrier(s) to ensure such result. Except with respect to employees who have entered into employment agreements with Celldex or its subsidiaries listed on Section 2.17(e) of the Celldex Disclosure Schedule, and subject to Section 5.15(c) hereof, the Celldex Employees who remain employed after the Effective Time shall be considered to be employed by AVANT “at will” and nothing shall be construed to limit the ability of AVANT or the Surviving Corporation to terminate the employment of any such Celldex Employee at any time.

(b)                                 Continuation of Plans. Subject to Section 5.15(a) hereof, AVANT shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Celldex; provided, however, that Celldex shall continue to maintain Celldex plans (other than stock-based plans) until the Celldex Employees are permitted to participate in the plans of AVANT in accordance with Section 5.15(a).

(c)                                  Existing Compensation Agreements. AVANT shall honor, in accordance with their terms, all compensation agreements listed in Section 5.15(c) of the Celldex Disclosure Schedule.

(d)                                 Continuation of Employment. No provision of this Section 5.15 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Celldex or any of its subsidiaries in any respect, including in respect of continued employment (or resumed employment) with AVANT, the Surviving Corporation, and no provision of this Section 5.15 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement of Celldex or any employee program or any plan or arrangement of AVANT. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of AVANT.

5.16.                        LOCKUP AGREEMENTS.  Concurrently with the execution of this Agreement, each member of Celldex and AVANT’s respective management, each of their respective directors and each Celldex stockholder set forth on Section 5.16 of each of the Celldex Disclosure Schedule and the AVANT Disclosure Schedule have executed and delivered, a lockup agreement in substantially the form of Exhibit B hereto (the “Lockup Agreement”), each of which will be in full force and effect as of the Effective Time. AVANT will be entitled to place appropriate legends on the certificate evidencing any AVANT Common Stock to be received by the persons and entities set forth on Section 5.16 of each of the Celldex Disclosure Schedule and the AVANT Disclosure Schedule hereto and to issue appropriate stop transfer instructions to the transfer agent for the AVANT Common Stock, consistent with the terms of the Lockup Agreement.

5.17.                        TAKEOVER STATUTES.  The parties shall use their respective reasonable best efforts (i) to take all action necessary so that the Merger and the other transactions contemplated by this Agreement are exempted from any state takeover law and (ii) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such takeover statute on the Merger and the other transactions contemplated by this Agreement.

5.18.                        OBLIGATIONS OF MERGER SUB.  AVANT shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.

5.19.                        STOCKHOLDER LITIGATION.  AVANT shall give Celldex a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against AVANT and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement, and no such settlement in connection therewith shall be agreed to without Celldex’s prior written consent, which shall not be unreasonably withheld or delayed.

5.20.                        AFFILIATE LETTERS.  At least 30 days prior to the Closing Date, Celldex shall deliver to AVANT a list of names and addresses of those persons who are, in Celldex’s reasonable judgment, “affiliates” (each such Person, an “Affiliate”) of Celldex within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended. Celldex shall provide AVANT such information and documents as AVANT shall reasonably request for purposes of reviewing such list. Celldex shall use its reasonable best efforts to deliver or cause to be delivered to AVANT, prior to the Closing Date, from each of the Affiliates of Celldex identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit C (“Affiliate Letters”). AVANT shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of AVANT Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of AVANT Common Stock, consistent with the terms of such Affiliate Letters.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1.                              CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a)                                  Governmental Approvals. All material approvals of, declarations or filings with any Governmental Authority necessary for the consummation of the Merger, if any, shall have been obtained or made. The waiting period (and any extension thereof) under the HSR Act relating to the transaction contemplated hereby will have expired or terminated, if required;

(b)                                 Stockholder Approval. The Authorized Share Increase and the Reverse Stock Split shall have been approved by the requisite vote of the stockholders of AVANT, under Delaware Law and AVANT’s Certificate of Incorporation and Bylaws, and the issuance of shares of AVANT Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of AVANT under the rules of the NASDAQ Stock Market, Inc. and Delaware Law;

(c)                                  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) prohibiting the consummation of the Merger, shall be in effect; and there shall not have been any law enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, which makes the consummation of the Merger illegal; and

(d)                                 Tax Opinions. AVANT shall have received the written opinion of Goodwin Procter LLP in form and substance reasonably satisfactory to AVANT to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Celldex shall have received the written opinion of Lowenstein Sandler PC in form and substance reasonably satisfactory to Celldex to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Each of AVANT and Celldex shall have executed and delivered to both Goodwin Proctor LLP and Lowenstein Sandler PC a letter (each, a “Tax Representation Letter”) making reasonable and customary representations relating to certain tax matters. The Tax Representation Letters shall be sufficient to enable each such counsel to render the tax opinion described in this Section 6.1(d) and shall be executed (and, if necessary, re-executed) and delivered at such times as reasonably requested by Celldex, including, without limitation, at Closing.

(e)                                  Amendment of Certificate of Incorporation. The amendment of the Certificate of Incorporation effecting the Authorized Share Increase and the Reverse Stock Split shall have been filed with the Secretary of State of Delaware and become effective.

(f)                                    NASDAQ Listing. The shares of AVANT Common Stock to be issued in the Merger and to be reserved for issuance upon exercise, vesting or payment under any option or other convertible security shall have been authorized for listing on the NASDAQ Capital Market or the NASDAQ Global Market, subject only to official notice of issuance.

6.2.                              ADDITIONAL CONDITIONS TO OBLIGATIONS OF AVANT AND AVANT MERGER SUB.  The obligations of AVANT and Merger Sub to effect the Merger are also subject to the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of Celldex contained in this Agreement (together with the Celldex Disclosure Schedule) shall be true and correct as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Celldex Material Adverse Effect” set forth in such representations and warranties) would not, in the aggregate, have a Celldex Material Adverse Effect; and AVANT shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Celldex;

(b)                                 Agreements and Covenants. Celldex shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and AVANT shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Celldex;

(c)                                  Consents Obtained. AVANT shall have received evidence, in form and substance satisfactory to it, that the consents, waivers, approvals, authorizations or orders required to be obtained, and all filings to be made, by Celldex listed in Section 6.2(c) of the Celldex Disclosure Schedule shall have been obtained and made by Celldex;

(d)                                 Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Celldex or any subsidiary of Celldex having or reasonably likely to have, individually or in the aggregate, a Celldex Material Adverse Effect; and

(e)                                  Lock-Up Agreements. AVANT shall have received from each person and entity set forth on Section 5.16 of the Celldex Disclosure Schedule an executed Lock-Up Agreement.

6.3.                              ADDITIONAL CONDITIONS TO OBLIGATIONS OF CELLDEX.  The obligation of Celldex to effect the Merger is also subject to the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of AVANT contained in this Agreement (together with the AVANT Disclosure Schedule) shall be true and correct as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “AVANT Material Adverse Effect” set forth in such representations and warranties) would not, in the aggregate, have an

AVANT Material Adverse Effect; and Celldex shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of AVANT;

(b)                                 Agreements and Covenants. AVANT shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Celldex shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of AVANT; and

(c)                                  Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of AVANT having or reasonably likely to have, individually or in the aggregate, an AVANT Material Adverse Effect.

ARTICLE VII

TERMINATION

7.1.                              TERMINATION.  This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Board of Directors and stockholders of Celldex and AVANT:

(a)                                  by mutual written consent duly authorized by the Boards of Directors of AVANT and Celldex; or

(b)                                 by either AVANT or Celldex if the Merger shall not have been consummated on or before 11:59 p.m. Eastern time, March 31, 2008 (the “Drop-Dead Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or the principal reason resulting in the failure of the Merger to occur on or before such date; or

(c)                                  by either AVANT or Celldex if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting or rendering illegal the Merger (a “Governmental Order”); or

(d)                                 by either AVANT or Celldex, if the required AVANT Stockholder Approval shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote taken at a meeting of stockholders convened therefor or at any postponement or adjournment thereof; or

(e)                                  by AVANT if both it and Merger Sub are not in material breach of their respective obligations under this Agreement, and if (i) any of the representations and warranties of Celldex herein are or become untrue or incorrect such that the condition set forth in Section 6.2(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Celldex of any of its covenants or agreements herein such that the condition set forth in Section 6.2(b) would be incapable of being satisfied by the Drop Dead Date and, in either such case, such breach has not been cured within 20 Business Days after Celldex’s receipt of written notice of such breach from AVANT; or

(f)                                    by Celldex if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of AVANT herein are or become untrue or incorrect such that the condition set forth in Section 6.3(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of AVANT of any of its covenants or agreements herein such that the condition set forth in Section 6.3(b) would be incapable of being satisfied by the Drop Dead Date and, in either such case, such breach has not been cured within 20 Business Days after AVANT’s receipt of written notice of such breach from Celldex; or

(g)                                 by Celldex if (i) the AVANT Board has either failed to make the Recommendation or effected a Change in Recommendation, (ii) AVANT enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 4.4(a)), (iii) a tender offer or exchange offer relating to the AVANT Common Stock and constituting an Acquisition Proposal shall have been commenced by a third party prior to obtaining the AVANT Stockholder Approval and the AVANT Board shall not have recommended that the AVANT’s stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) Business Days of the announcement of such changes (it being understood that, for these purposes, taking no position with respect to acceptance or rejection of such tender or exchange offer by the AVANT’s stockholders, shall constitute a failure to recommend rejection of such tender or exchange offer), (iv) AVANT or the AVANT Board shall have failed to publicly reaffirm the AVANT Board Recommendation within 10 Business Days of receipt of a written request by Celldex to provide such reaffirmation following an Acquisition Proposal; or (v) AVANT publicly announces its intention to do any of the foregoing;

(h)                                 by AVANT, at any time prior to obtaining the AVANT Stockholder Approval, if the AVANT Board has approved and authorized AVANT to enter into a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that no termination of this Agreement under this Section 7.1(h) shall be effective unless AVANT simultaneously pays the Termination Fee required by Section 0 (any purported termination under this Section 7.1(h) shall be void and of no force and effect unless AVANT has made such payment and delivered such acknowledgments); or

(i)                                     by Celldex if (i) the AVANT Board exempts any person other than Celldex from the provisions of Section 203 of the Delaware General Corporation Law unless the AVANT Board has determined in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of AVANT; or (ii) if AVANT shall have failed to call, give notice of, convene and hold the AVANT Stockholders Meeting in accordance with Section 5.2.

7.2.                              NOTICE OF TERMINATION; EFFECT OF TERMINATION.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (the “Termination Date”). In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that nothing herein shall relieve any party from liability for any willful breach hereof; provided that no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

7.3.                              FEES AND EXPENSES

(a)                                  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)                                 AVANT agrees that if this Agreement shall be terminated:

(i)                                                by Celldex or AVANT pursuant to Section 7.1(b) or 7.1(d), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to such Termination Date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, AVANT enters into an agreement with respect to any Acquisition Proposal that is ultimately consummated, or any Acquisition Proposal is consummated, then AVANT shall pay to Celldex, if and when such agreement is entered into (or, if no agreement is entered into, upon consummation of the Acquisition Proposal) the Termination Fee less any Celldex Expenses previously paid (and for purposes of this Section 7.3(b)(i), “50%” shall be substituted for “25% in the definition of Superior Proposal; or

(ii)                                  by Celldex pursuant to Section 7.1(g) or 7.1(i) or AVANT pursuant to Section 7.1(h), then AVANT shall pay to Celldex the Termination Fee.

(c)                                  The Termination Fee shall be paid by AVANT as directed by Celldex in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment, except in connection with a termination under Section 7.1(h), in which case AVANT must pay the Termination Fee simultaneously with such termination.

(d)                                 For purposes of this Agreement, “Termination Fee” means an amount equal to $1,325,000.

(e)                                  If this Agreement is terminated by AVANT pursuant to Section 7.1(e), Celldex shall pay to AVANT within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by AVANT in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $250,000 (the “AVANT Expenses”). If this agreement is terminated by Celldex pursuant to Section 7.1(f), AVANT shall pay to Celldex, within three (3) Business Days after the date of termination, all reasonable out-of-pocket costs and expenses including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by Celldex in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $250,000 (the “Celldex Expenses”). The payment of expenses set forth in this Section 7.2(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(f)                                    Each of AVANT and Celldex acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement. In the event that AVANT shall fail to pay the Termination Fee or Celldex Expenses when due or Celldex shall fail to pay the AVANT Expenses when due, AVANT or Celldex, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2.

ARTICLE VIII

GENERAL PROVISIONS

8.1.                              EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  Except as expressly provided elsewhere in this Agreement, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the covenants which, by their terms, survive the Effective Time shall survive the Effective Time and those set forth in Section 7.3 shall survive termination. The Confidentiality Agreement shall remain in full force and effect and shall survive termination of this Agreement as provided therein.

8.2.                              NOTICES.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three (3) days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by nationally recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

(a)                                  If to AVANT or Merger Sub:

AVANT Immunotherapeutics, Inc.

119 Fourth Avenue

Needham, MA 02494

Attn:  Chief Executive Officer

Fax: (781) 433-3101

With a copy to:

Goodwin Procter  LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn:	Stuart M. Cable, Esq.
John T. Haggerty, Esq.

Fax: (617) 523-1231

(b)                                 If to Celldex:

Celldex Therapeutics, Inc.

222 Cameron Drive, Suite 400

Phillipsburg, NJ  08855

Attn: Chief Financial Officer

Fax: (908) 454-1911

With a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ  07068

Attn: Anthony O. Pergola, Esq.

Fax:  (973) 597-2445

8.3.                              CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

(a)                                  “Acquisition Proposal” means any inquiry, proposal or offer received after the date hereof from any person or group of persons other than Celldex relating to (i) any direct or indirect acquisition (in one or a series of related transactions) of (A) more than 25% of the assets, of AVANT and its subsidiaries, taken as a whole, (B) a sale, lease, exchange, license, mortgage, transfer or other disposition of 25% or more of the assets of AVANT and its subsidiaries, taken as a whole or (C) shares of capital stock of other securities of AVANT representing 25% or more of the voting power of the capital stock of AVANT or any of its subsidiaries; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or “group” (as such term is defined under the Exchange Act) beneficially owning 25% or more of the outstanding equity securities of AVANT; (iii) any merger, consolidation, business combination, recapitalization, or similar transaction involving AVANT, other than the Merger pursuant to which the stockholders of AVANT prior to consummation of such transaction would hold less than 50% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; (iv) a liquidation or dissolution of AVANT; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the Merger);

(b)                                 “Additional Shares” means a number of shares of AVANT Common Stock to be issued to Medarex, Inc. pursuant to that certain settlement agreement with Celldex dated as of October 19, 2007 equal to the quotient obtained by dividing (x) 3,000,000 by (y) the per share closing price of AVANT Common Stock on the NASDAQ on the second (2nd) trading day prior to the Closing Date, as equitably adjusted to account for any stock splits, reverse stock splits or similar changes in capitalization;

(c)                                  “affiliates” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which Celldex or AVANT, as the case may be, (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of ten percent (10%) or more;

(d)                                 “AVANT Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, condition (financial or otherwise) or results of operations of AVANT and its subsidiaries, taken as a whole or that has a material adverse effect on the ability of AVANT and its subsidiaries to consummate the transactions contemplated by this Agreement, provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, an AVANT Material Adverse Effect: (A) any change in the market price or trading volume of the AVANT Common Stock, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on AVANT relative to other similarly situated participants in the business or industry in which AVANT operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a materially disproportionate adverse effect on AVANT relative to other similarly situated participants in the business or industry in which AVANT operates, (D) any events, circumstances, changes or effects generally affecting the United States biotechnology industry except to the extent that such changes have a materially disproportionate adverse effect on AVANT relative to other similarly situated participants in the business or industry which AVANT operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which AVANT or any of its subsidiaries operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the pendency thereof, (G) any events, circumstances, changes or effects arising from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (H) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on AVANT relative to other similarly situated participants in the business or industry and in any geographic region in which AVANT operates, (I) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, or (J) changes in law or GAAP after the date of this Agreement;

(e)                                  “AVANT Representative” means any officer, manager, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative of AVANT or its subsidiaries.

(f)                                    “Business Day” means any day other than a day on which banks in Boston, Massachusetts are required or authorized to be closed;

(g)                                 “Celldex Acquisition Proposal” means any inquiry, proposal or offer received after the date hereof from any person or group of persons other than AVANT relating to (i) any direct or indirect acquisition (in one or a series of related transactions) of (A) more than 25% of the assets of Celldex and its subsidiaries, taken as a whole, (B) a sale, lease, exchange, license, mortgage, transfer or other disposition of 25% or more of the assets of Celldex and its subsidiaries, taken as a whole or (C) shares of capital stock of other securities of Celldex representing 25% or more of the voting power of the capital stock of Celldex or any of its subsidiaries; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or “group” (as such term is defined under the Exchange Act) beneficially owning 25% or more of the outstanding equity securities of Celldex; (iii) any merger, consolidation, business combination, recapitalization, or similar transaction involving Celldex, other than the Merger pursuant to which the stockholders of Celldex prior to consummation of such transaction would hold less than 50% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; (iv) a liquidation or dissolution of Celldex; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the Merger);

(h)                                 “Celldex Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Celldex and its subsidiaries, taken as a whole or that has a material adverse effect on the ability of Celldex and its subsidiaries to consummate the transactions contemplated by this Agreement, provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Celldex Material Adverse Effect: (A) any change in the market price or trading volume of the Celldex Common Stock, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on Celldex relative to other similarly situated participants in the business or industry in which Celldex operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a materially disproportionate adverse effect on Celldex relative to other similarly situated participants in the business or industry in which Celldex operates, (D) any events, circumstances, changes or effects generally affecting the United States biotechnology industry except to the extent that such changes have a materially disproportionate adverse effect on Celldex relative to other similarly situated participants in the business or industry which Celldex operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which the Celldex or any of its subsidiaries operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the pendency thereof, (G) any events, circumstances, changes or effects arising from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (H) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on Celldex relative to other similarly situated participants in the business or industry and in any geographic region in which Celldex operates or (I) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, or (J) changes in law or GAAP after the date of this Agreement;

(i)                                     “law” means any U.S. federal, state or local or foreign law, statute, ordinance, rule, regulation, permit, order, judgment or decree.

(j)                                     “person” means a person, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(k)                                  “subsidiary” or “subsidiaries” of the Surviving Corporation, AVANT, Celldex or any other person means any corporation, partnership, joint venture or other legal entity of which the Surviving Corporation, AVANT, Celldex or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(l)                                     “Superior Proposal” means a written Acquisition Proposal (with “50%” substituted for “25%” in the definition of Acquisition Proposal) (on its most recently amended and modified terms, if amended and modified), (i) which the board of directors of AVANT or Celldex, as applicable, determines, in its good faith judgment, after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm and which in the case of AVANT may be Needham & Company, LLC) and after taking into account all the terms and conditions of the AVANT Acquisition Proposal and such other factors as the applicable board of directors deems relevant, is more favorable from a financial point of view to the stockholders of AVANT or Celldex, as applicable (in their capacities as stockholders) than those contemplated by this Agreement (including any alterations to this Agreement agreed to in a counterproposal or other writing by the affected party in response thereto), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied, and (iii) for which financing, to the extent required in order to pay the AVANT stockholders their consideration, is then committed.

8.4.                              AMENDMENT.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Boards of Directors of AVANT and Celldex approve this Agreement and declare its advisability and after the stockholders of Celldex approve this Agreement and the stockholders of AVANT approve the issuance of shares in the Merger, no amendment may be made which by law requires further approval by such stockholders or Boards of Directors without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.5.                              WAIVER.  At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound.

8.6.                              HEADINGS.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7.                              SEVERABILITY.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8.                              ENTIRE AGREEMENT.  This Agreement, the AVANT Disclosure Schedules, the Celldex Disclosure Schedules, and any other agreements entered into by the parties hereto concurrently herewith constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

8.9.                              ASSIGNMENT.  No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

8.10.                        PARTIES IN INTEREST.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

8.11.                        FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.12.                        GOVERNING LAW.  This agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

8.13.                        OTHER REMEDIES; SPECIFIC PERFORMANCE.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as otherwise provided herein, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

8.14.                        COUNTERPARTS.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, AVANT, Merger Sub and Celldex have caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.

By:		/s/ Una S. Ryan
Name: Una S. Ryan, Ph.D.
Title: President and Chief Executive Officer

CALLISTO MERGER CORPORATION

By:		/s/ Una S. Ryan
Name: Una S. Ryan, Ph.D.
Title: President and Director

CELLDEX THERAPEUTICS, INC.

By:		/s/ Anthony Marucci
Name: Anthony Marucci
	Title:	Vice President and Chief Financial
Officer